UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PDL BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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932 Southwood Boulevard

Incline Village, Nevada 89451

775-832-8500

April 24, 2009

Dear Stockholder:

You are cordially invited to attend our 2009 annual meeting of stockholders on Thursday, June 4, 2009, at 9:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders.

This year we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. The rules allow us to provide stockholders with the information they need, while lowering the costs of delivery. The printed proxy materials will be sent to stockholders only upon specific request. On or prior to April 24, 2009, we mailed our stockholders a notice of Internet availability containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report and vote online.

The notice of meeting and proxy statement that follow describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or electronic means via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

I look forward to seeing you at the meeting.

/s/ John P. McLaughlin

John P. McLaughlin

President & Chief Executive Officer

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

775-832-8500

Notice of 2009 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Stockholders of PDL BioPharma, Inc., a Delaware corporation (the “Company”), to be held on Thursday, June 4, 2009, at 9:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada, for the following purposes:

1.	To elect two Class II directors to hold office for a three-year term or until his or her respective successor is elected and qualified (See page 6);

2.	To approve amendments to the 2005 Equity Incentive Plan (See page 15);

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009 (See page 25); and

4.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

If you were a stockholder at the close of business on April 6, 2009, you are entitled to vote at the annual meeting.

We urge you to vote your shares by proxy by mail, telephone or online via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the annual meeting. For specific instructions on how to vote your shares, please refer to the notice of Internet availability you received in the mail and this Proxy Statement.

By Order of our Board of Directors

/s/ Christopher Stone

Christopher Stone

Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2009: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card, Stockholder’s Letter and Annual Report, may be viewed at www.proxyvote.com with the control number provided in the notice of Internet availability you received in the mail.

Proxy Statement

2009 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of this proxy statement?

The Board of Directors (the “Board”) of PDL BioPharma, Inc. (“PDL,” “we” or the “Company”) is soliciting proxies to be voted at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific Time, on Thursday, June 4, 2009, and at any adjournment of the Annual Meeting. This proxy statement contains important information about the Company, the Annual Meeting and the proposals to be considered at the Annual Meeting.

Why did I receive a notice of Internet availability instead of a full set of proxy materials?

Pursuant to the rules recently adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide its proxy statement and annual report to stockholders over the Internet through a “notice only” option. Accordingly, the Company mailed a notice of Internet availability (the “Notice”) on or prior to April 24, 2009 to its stockholders of record and beneficial owners. The Notice provides instructions on how you may access this Proxy Statement and the Company’s 2008 Annual Report on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, our proxy materials provide instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

What is the “Notice Only” Option?

Under the “notice only” option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to stockholders, the company instead delivers a Notice. The Notice includes, among other matters:

•	information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or email copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days. Additionally, paper copies must be sent via first class mail.

In connection with the Annual Meeting, the Company has elected to use the “notice only” option. Accordingly, you should have received the Notice, which provides instructions on how to access the proxy materials online.

What will the stockholders vote on at the Annual Meeting?

We are submitting three matters for approval by our stockholders:

1.	The election of two Class II directors to serve until the 2012 annual meeting of stockholders or until his or her successor is elected;

2.	The approval of amendments to the 2005 Equity Incentive Plan; and

3.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the matters we have submitted for approval by our stockholders.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on April 6, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 119,464,650 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 6, 2009 your shares were registered directly in your name with PDL’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, on the Internet as instructed below or, if you request printed copies of the proxy materials by mail, to fill out and return your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 6, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What constitutes a quorum for the Annual Meeting?

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the Annual Meeting. As of April 6, 2009, the record date, 119,464,650 shares of common stock were issued and outstanding and if a majority of these shares are present in person or by proxy at the Annual Meeting, a quorum would be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

How many votes are required for the approval of each item?

There are differing vote requirements for the three proposals:

1.	The two nominees for election as Class II directors receiving the highest number of votes FOR election will be elected, even if that number does not represent a majority of the quorum. Broker non-votes will have no effect.

2.	The amendments to the 2005 Equity Incentive Plan will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

3.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2009 will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

How are abstentions and broker non-votes treated?

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on the three matters to be considered at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, the proposed amendments to the 2005 Equity Incentive Plan. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

How do I vote?

You may either vote “FOR” one or both of the nominees to the Board or you may “Withhold” your vote for one or both of the nominees. For each of the other matters to be voted on, you may vote “FOR” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet, or, if you request printed copies of the proxy materials by mail, by returning your marked, dated and executed proxy card in the postage-paid envelope provided. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date your proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number that has been provided with the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Wednesday, June 3, 2009 to be counted.

•

To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number that has been provided in the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Wednesday, June 3, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions with these proxy materials from that organization rather than from PDL. You may vote by telephone or over the Internet or use the proxy card as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2009.

What does it mean if I receive more than one Notice?

If you received more than one Notice, it means that you hold shares in more than one account. To ensure that all your shares are voted, you will need to vote all of your shares by following the instructions included on each Notice.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of the nominees for director, “FOR” the amendments to the 2005 Equity Incentive Plan and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another completed proxy card with a later date.

•	You may submit new voting instructions via telephone or Internet pursuant to the instructions on the Notice.

•	You may send a timely written notice that you are revoking your proxy to our Secretary, care of PDL BioPharma, Inc., 932 Southwood Boulevard, Incline Village, Nevada 89451.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal other than the election of directors, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Who will bear the cost of soliciting proxies for the Annual Meeting?

We will pay for the costs of the Annual Meeting, including any cost for mailing the Notices, mailing printed proxy materials upon request and the solicitation of proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward solicitation materials to our stockholders.

What is “householding”?

We have adopted “householding,” a practice under which stockholders of record who have the same address and last name will receive only one copy of our annual report, proxy statement or Notice unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address. If your household participates in the householding program, you will receive one Notice.

Beneficial stockholders, that is, stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the Notice?

If you participate in householding and wish to receive a separate copy of our Notice, or if you wish to receive separate copies of future annual reports, proxy statements and notices of Internet availability, please call us at 775-832-8500 or write to the address below and we will deliver the requested documents to you promptly upon your request.

Investor Relations (Householding)

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

You can also access our annual report and proxy statement on our website at www.pdl.com.

How do I contact our Board of Directors or a committee of our Board of Directors?

You may contact our Board of Directors or one or more members, by sending a communication in writing addressed to:

Board of Directors

or [individual director(s)]

Attention: Corporate Secretary

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

Our Secretary will maintain a log of such correspondence to our Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by our Secretary in consultation with our outside legal counsel.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the second quarter of 2009.

MATTERS FOR APPROVAL AT THE MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Members of the Board of Directors

PDL’s Board of Directors is divided into three classes with each class having a three-year term. The Bylaws provide that the number of directors to constitute the Board shall be fixed by a resolution adopted by the affirmative vote of a majority of the authorized directors. That number is currently fixed at five directors. The Bylaws also provide that any vacancy on the Board may be filled by a majority of the surviving or remaining directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has five members: Frederick Frank, Joseph Klein III, Jody S. Lindell, John P. McLaughlin and Paul W. Sandman, with Mr. Frank and Mr. Sandman as Class I members with a term expiring at the 2011 annual meeting of stockholders, Ms. Lindell and Mr. McLaughlin as Class II members with a term expiring at this Annual Meeting, and Mr. Klein as a Class III member with a term expiring at the 2010 annual meeting of stockholders. The two director nominees, Ms. Lindell and Mr. McLaughlin, who were elected by the Board in March 2009 and October 2008, respectively, are the two directors in Class II whose term of office expires in 2009. If re-elected at the Annual Meeting, they would serve until the 2012 annual meeting of stockholders or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. The 2008 Annual Meeting of Stockholders was attended by all of the directors serving at the time of the meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by PDL’s management. The nominees have agreed to serve if elected and there is no reason to believe that they will be unable to serve.

The following is a brief biography of the two nominees and each director whose term will continue after the 2009 Annual Meeting.

Nominees for Election for a Three Year-Term Expiring at the 2012 Annual Meeting

Jody S. Lindell is 57 years old and was elected a director of the Company in March 2009. Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Prior to that, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Through September 2007, she served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, which was a publicly traded financial institution that has since been acquired. Ms. Lindell continues to serve on the Advisory Board and Advisors Loan Committee for First Republic Bank. She has also served as a director of The Cooper Companies since March 2006 and is a member of its Audit and Organization and Compensation Committees. She is a Certified Public Accountant and holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

John P. McLaughlin is 57 years old and was elected a director of the Company in October 2008. Mr. McLaughlin has been our President and Chief Executive Officer since December 18, 2008 after the Company spun-off Facet Biotech Corporation (“Facet Biotech”). From November 6, 2008 until the spin-off, he served as a Senior Advisor to the Company. He was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President and General Counsel. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became FDA laws. Mr. McLaughlin co-founded and served as chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a biopharmaceutical company. He also served as a director of IDEC Pharmaceuticals. He serves as a director of Seattle Genetics, Inc., and co-founded and serves as a director of Peak Surgical, Inc. He received a B.A. from the University of Notre Dame and a J.D. from the Catholic University of America.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES, AND

PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

Directors Continuing in Office until the 2010 Annual Meeting

Joseph Klein III is 48 years old and was elected a director of the Company in July 2007. Mr. Klein currently serves as Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. From September 2003 to December 2008, Mr. Klein also served as a Venture Partner of Red Abbey Venture Partners, L.P., a life science private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems. For over nine years from 1989 to 1998, Mr. Klein was a health care investment analyst at T. Rowe Price Associates, Inc., where he was the founding portfolio manager of the T. Rowe Price Health Sciences Fund, Inc. Mr. Klein serves on the board of directors of four other publicly-traded biotechnology companies: BioMarin Pharmaceutical, Inc.; Isis Pharmaceuticals, Inc.; OSI Pharmaceuticals, Inc.; and Savient Pharmaceuticals, Inc. Mr. Klein serves on the board of directors of The Prospector Funds, Inc., an SEC Registered Investment Company that manages two no-load mutual funds. Mr. Klein also serves on the boards of private and non-profit entities. Mr. Klein received a B.A., summa cum laude, in economics from Yale University, where he was elected to Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business.

Directors Continuing in Office until the 2011 Annual Meeting

Frederick Frank is 76 years old and was elected a director of the Company in March 2009. Mr. Frank is Vice Chairman of the Peter J. Solomon Company, and was Vice Chairman of Barclays Capital. Prior to that, he held the positions of Vice Chairman and Director at Lehman Brothers, which was acquired by Barclays in September 2008 and which he joined as a Partner in October 1969. Before coming to Lehman, Mr. Frank was Co-Director of Research and Vice President and Director of Smith, Barney & Co. He is a Chartered Financial Analyst, member of The New York Society of Security Analysts and a Past President of the Chemical Processing Industry Analysts. Mr. Frank is a director and Chairman of the Board of Epix Pharmaceuticals, a director of Landec Corporation and a former director of the Salk Institute, a member of the Pharmaceutical Executive Magazine advisory board and the Journal of Life Sciences, and Chairman of the Board of the Irvington Institute for Immunological Research, and serves on the Advisory Board of The Harvard School of Public Health, the Johns Hopkins’ Bloomberg School of Public Health and the Massachusetts Institute of Technology Center for Biomedical Innovation. He holds a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Paul W. Sandman is 61 years old and was elected a director of the Company in October 2008. Mr. Sandman served at Boston Scientific Corporation in various management positions from May 1993 to February 2008, most recently as its Executive Vice President, Secretary and General Counsel. From 1984 to April 1993, he served at Wang Laboratories, Inc., most recently as Senior Vice President, General Counsel and Secretary. Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

Additional Information Concerning the Board of Directors

The term for our Class I directors, comprising Jon Saxe, L. Patrick Gage and Richard Murray, expired on May 28, 2008. On April 25, 2008, in accordance with the recommendation of the Nominating and Governance Committee, the Board approved L. Patrick Gage as the sole Class I director for re-election at the 2008 Annual Meeting. On May 28, 2008, the Board eliminated the position of Interim Chief Executive Officer. As a result, L. Patrick Gage’s tenure in that position terminated on May 28, 2008. Also on May 28, 2008, Mr. Gage resigned as a director of PDL due to differences of opinion among the Board members over the prioritization of PDL’s objectives. Further, on May 28, 2008, Karen Dawes resigned as the chairperson and director of PDL. On July 16, 2008, the Board elected Gary Lyons to serve as a Class I member of the Board. On October 1, 2008, the Board elected Faheem Hasnain to serve as a Class II member. On October 8, 2008, the Board elected Paul W. Sandman to serve as a Class I member and John P. McLaughlin to serve as a Class II member. In connection with the spin-off of Facet Biotech, Messrs. Goodwin, Hasnain and Lyons resigned from the Board effective December 18, 2008 to join the Board of Facet Biotech. On February 1, 2009, Laurence Jay Korn, Ph.D. resigned as a director of PDL. On February 3, 2009, the Board elected Christine Larson, PDL’s Vice President and Chief Financial Officer, to serve as a member of the Board solely for the purpose of establishing a quorum for the Board. After the Board established the quorum, the Board reduced the size of the Board from seven to five. Immediately thereafter on February 3, 2009, Ms. Larson resigned as a member of the Board.

On March 11, 2009, the Board elected Frederick Frank to serve as a Class I member of our Board, with a term expiring at the 2011 annual meeting of stockholders, and Jody S. Lindell to serve as a Class II member of the Board, with a term expiring at this Annual Meeting. In addition, the Board appointed (i) Mr. Frank and Ms. Lindell as members of the Board’s Audit Committee with Ms. Lindell as the chairperson of the Audit Committee, each appointment being effective April 25, 2009, (ii) Mr. Frank and Ms. Lindell as a member of the Board’s Compensation Committee, each appointment being effective April 25, 2009 and (iii) Mr. Frank as the chairperson of the Board’s Nominating and Governance Committee, effective April 25, 2009. Mr. Sandman will resign from the Compensation Committee and Mr. Klein will resign from the Audit Committee, both effective April 25, 2009. On April 14, 2009, the Board resolved to designate Frederick Frank as the Lead Director.

Independence of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Frank, Mr. Klein, Ms. Lindell and Mr. Sandman. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. McLaughlin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Our Board, based on the recommendation of our Nominating and Governance Committee, also determined that each member of each of our Compensation Committee, Nominating and Governance Committee and Audit Committees was independent during 2008, and is currently independent, under NASDAQ’s Marketplace rules for listed companies.

Meetings of the Board of Directors

The Board met thirty-four (34) times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2008, the Company’s independent directors met ten (10) times in regularly scheduled executive sessions at which only independent directors were present.

Information Relating to Committees of the Board

The Board currently has the following committees: Audit Committee, Compensation Committee, Litigation Committee and Nominating and Governance Committee. During 2008, Compliance Committee, Executive Search Committee, Finance Committee and Scientific Review Committees were disbanded.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•

overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance, and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflicts of interests or other improprieties;

•	discussing our policies with respect to risk assessment, including the risk of fraud, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing our investment policy and evaluating our adherence to such policy with regard to investment of our assets;

•	providing the Board with the results of its monitoring and recommendations; and

•	providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

Our Audit Committee is currently comprised of Mr. Klein and Mr. Sandman. Mr. Klein is the chairperson of the Audit Committee and has been determined by the Board to be an “audit committee financial expert” as defined by applicable SEC rules. Effective April 25, 2009, the Audit Committee will consist of Mr. Frank, Ms. Lindell and Mr. Sandman, with Ms. Lindell as the chairperson. The Audit Committee met thirteen (13) times during the fiscal year 2008. The Audit Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

The Board has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has determined that Ms. Lindell is an “audit committee financial expert” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the fiscal year ending December 31, 2008 with management of the Company. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management and the Company.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards of the PCAOB and for auditing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008 with management and the independent registered public accounting firm, Ernst & Young LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Joseph Klein III (chairperson)

Paul W. Sandman

Compensation Committee

The Compensation Committee is currently composed of two directors: Mr. Klein and Mr. Sandman. Mr. Sandman is the chairperson of the Compensation Committee. Effective April 25, 2009, the Compensation Committee will consist of Mr. Frank, Mr. Klein and Ms. Lindell, with Mr. Klein as the chairperson. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met nineteen (19) times during the fiscal year 2008.

The Compensation Committee of the Board of Directors is responsible for, among other things:

•	reviewing and approving for our chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control agreements/provisions, and (e) any other benefits, compensation, compensation policies or arrangements;

•	reviewing and making recommendations to the Board regarding the compensation policy for such other senior management as directed by the Board;

•	reviewing and making recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•

preparing our Compensation Discussion and Analysis to be included in our annual proxy statement which describes: (a) the criteria on which compensation paid to our chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of our compensation plans, including making amendments to the plans, and changes in the number of shares reserved for issuance thereunder.

The Compensation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Our Compensation Committee retains its own independent compensation consultants to advise on various matters related to compensation of executive officers and directors and general compensation programs and matters. Prior to the Spin-off, the PDL Compensation Committee had engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as its independent compensation consultant. In 2008, Towers Perrin attended five (5) of the meetings of the PDL Compensation Committee.

From February 2008 until its retention as the independent compensation consultant by our Compensation Committee in February 2009, Radford Surveys + Consulting (“Radford”) had been engaged by the Company to develop a retention strategy for the Company’s employees and to advise the Company on evaluating and designing compensation program revisions in light of the changes we have recently undergone, which are described in more detail under the heading “Compensation Program Objectives and Determination Process” in the “Compensation Discussion and Analysis” section of this proxy statement. The engagement of Radford was made after management’s consultation with our Compensation Committee with respect to the scope of Radford’s engagement and evaluation of whether the advice management sought could be obtained from Towers Perrin, who at the time was our Compensation Committee’s independent compensation consultant. Management and our Compensation Committee agreed that management should engage its own compensation consultant in order to ensure the continued independence of Towers Perrin. However, because the scope of the Company’s engagement of Radford includes evaluation of our overall compensation program, which impacts all employees, Radford’s advice also pertains to our executive compensation programs.

Our Compensation Committee generally engages its independent compensation consultants to provide:

•	assistance in selecting a peer group of companies for executive compensation comparison purposes;

•	comparative market data on the executive and board director compensation practices and programs of peer companies and competitors;

•	guidance on industry best practices and emerging trends and developments in executive and board director compensation;

•	preparation of tally sheets for each executive officer; and

•

advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, (3) stock option awards and (4) restricted stock awards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was at any time during 2008 one of our officers or employees. None of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Paul W. Sandman (chairperson)

Joseph Klein III

Litigation Committee

The Litigation Committee is currently composed of two directors: Mr. McLaughlin and Mr. Sandman. The Committee was created in December 2008 and did not meet in the fiscal year 2008. Mr. Sandman is the chairperson of the Litigation Committee.

The Litigation Committee of the Board of Directors is responsible for, among other things:

•	consulting with management and outside counsel to discuss the initiation of any dispute by us prior to its commencement or the settlement of any dispute prior to its resolution;

•	consulting with management and outside counsel following the initiation of a dispute by a third party or an overture by a third party to settle a dispute;

•	consulting with management and outside counsel regarding the strategy for the management, prosecution and resolution of all disputes;

•	receiving updates on the status of all disputes; and

•	assisting the Board in fulfilling its oversight responsibilities with respect to such disputes.

The Litigation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of two directors: Mr. Klein and Mr. Sandman. Mr. Sandman is the chairperson of the Nominating and Governance Committee. Effective April 25, 2009, the Nominating and Governance Committee will consist of Mr. Frank, Mr. Klein and Mr. Sandman, with Mr. Frank as the chairperson. The Committee met ten (10) times during the fiscal year 2008.

The Nominating and Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members;

•	selecting, and recommending to our Board, director nominees for each election of directors;

•	developing, and recommending to our Board, criteria for selecting qualified director candidates;

•	considering committee member qualifications, appointment and removal;

•

assessing the optimum size of our Board and its committees and the needs of our Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination;

•	recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

•	providing oversight in the evaluation of our Board and each committee of our Board.

Our Nominating and Governance Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Evaluation of Director Nominations

In fulfilling its responsibilities to select, and recommend to our Board, director nominees for each election of directors, our Nominating and Governance Committee considers the following factors:

•	the appropriate size of our Board and its committees;

•	the perceived needs of our Board for particular skills, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other Board members;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Our Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and our stockholders.

Our Nominating and Governance Committee annually evaluates our Board members whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for re-election.

Candidates for Nomination

Candidates for nomination as director come to the attention of our Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of our Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If our Nominating and Governance Committee believes at any time that it is desirable that our Board consider additional candidates for nomination, the

Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating and Governance Committee believes it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

Our Nominating and Governance Committee’s policy is to evaluate any recommendation for director nominee proposed by a stockholder and our Bylaws also permit stockholders to nominate directors for consideration at an Annual Meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

PDL BioPharma, Inc.

Attention: Corporate Secretary

932 Southwood Boulevard

Incline Village, Nevada 89451

Our Bylaws require that any director nomination made by a stockholder for consideration at an Annual Meeting must be received in writing at least 120 days prior to the anniversary of the date when definitive proxy materials were released to stockholders in connection with the prior year’s Annual Meeting of stockholders.

Each written notice containing a stockholder nomination of a director at an Annual Meeting must include:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons nominated;

•

a representation that the stockholder (1) is a holder of record of our common stock on the date of such notice and (2) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the stockholder is making the nomination or nominations;

•

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; and

•	the consent of each nominee to serve as a director, if elected.

Any other recommendation of a director nominee must include:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including the candidate’s principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All director nominees must also complete a customary form of directors’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating and Governance Committee.

Code of Ethics

The Company has adopted a Code of Business Conduct (the “Conduct Code”) that applies to all officers, directors and employees. The Conduct Code is available on our website at www.pdl.com. If we ever were to amend or waive any provision of the Conduct Code, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our Internet website set forth above rather than by filing a Form 8-K.

Proposal 2:

Approval of Amendments to Our 2005 Equity Incentive Plan

Proposal 2 amends our 2005 Equity Incentive Plan (“2005 Plan”) to expand the group of persons eligible for awards under the Plan to include our outside directors, to make certain other changes and to seek re-approval of certain tax-related provisions in the Plan.

Currently, the 2005 Plan applies to employees and consultants of the Company, but not our non-employee or “outside directors.” The 2005 Plan permits the granting of a variety of equity-based incentive awards, including stock options, stock appreciation rights, restricted stock and restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards. Our 2002 Outside Directors Stock Option Plan (“2002 Plan”), which applied only to outside directors, provided for the automatic grant of stock options to each outside director initially upon their election and annually thereafter upon their re-election at the Company’s annual meeting of stockholders and did not permit the granting of other types of awards, such as restricted shares. Because of the limitations of the 2002 Plan, our Board terminated this plan, effective as of February 26, 2009, so that no future grants of stock options will be made to outside directors under its plan.

By approving this Proposal 2 our stockholders will be approving, among other things, the following amendments to the 2005 Plan:

•	inclusion of the outside directors as individuals eligible to receive awards under the 2005 Plan;

•	clarification that the Compensation Committee is the final authority in administering the 2005 Plan;

•	elimination of the Compensation Committee’s authority under the plan to delegate the authority to grant awards to our chief executive officer under the 2005 Plan;

•

elimination of the availability for reissuance under the 2005 Plan of (i) unissued shares previously subject to an award forfeited or terminated for any reason after the date of shareholder approval and (ii) shares subject to repurchase that are reacquired by us after the date of stockholder approval for not more than the participant’s original purchase price; and

•	elimination of the authority to make deferred compensation awards under the 2005 Plan.

Subject to approval of the amendments to our 2005 Plan by stockholders at this 2009 Annual Meeting and effective only upon such approval, the Board has adopted a resolution providing for an annual grant of restricted shares equal to $50,000, based on the closing price on the date of grant to each outside director. Such grants would be made upon approval of the amendments to each current outside director, to each new outside director upon their initial election to the Board and to each outside director annually thereafter. Each grant would cliff-vest on the first anniversary of the date of grant so long as the outside director continued to serve on our Board of Directors. During the one-year vesting period, our outside directors will have the right to vote the shares and to receive any dividends paid, except that dividends and other distributions will be accumulated and paid on earlier of the same vesting conditions as the original award or March 15th of year following the payment of such dividend or distribution to all stockholders. In the event that Proposal 2 is not approved at the 2009 Annual Meeting of Stockholders, the Compensation Committee will consider other means to ensure that outside directors own common stock in the Company and are aligned with stockholders.

In addition, the 2005 Plan is also designed to preserve the Company’s ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain types of awards. Section 162(m) of the Internal Revenue Code (the “Code”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its three other most highly compensated officers other than the chief financial officer. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with certain restricted stock and restricted stock unit awards, performance share and performance unit awards, and certain other stock-based or cash-based awards granted under the 2005 Plan to continue to qualify as “performance-based” within the meaning of Section 162(m), our stockholders are being asked to approve an amendment to a material term and reapprove a second material term of the 2005 Plan. By approving this Proposal 2, our stockholders will be approving or reapproving, as the case may be, among other things:

•

an increase in the annual limit under the 2005 Plan on full value awards intended to qualify as performance-based awards for purpose of Code Section 162(m) from 5% of the shares available for issuance under the plan (260,000 shares) to 14.4% of the shares available for issuance under the Plan (750,000 shares); and

•

the performance measures upon which the grant or vesting of awards of performance shares or performance units and certain restricted stock, restricted stock unit, other stock-based or cash-based awards may be based in order for compensation granted under the 2005 Plan to continue to be eligible for qualification as performance-based compensation under Code 162(m).

None of the foregoing proposed amendments to the 2005 Plan increase the aggregate number of shares authorized for issuance under the 2005 Plan.

Stockholders are requested in this Proposal No. 2 to approve the amendments to the 2005 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendments to the 2005 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Summary of the 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan, a copy of which is filed with this Proxy Statement as Exhibit A.

General. The purpose of the 2005 Plan is to advance our interests by providing an incentive program that will enable us to attract and retain employees, consultants and, if the amendments to the 2005 Plan are approved by our stockholders, outside directors, upon whose judgment, interest and efforts our success is dependent and to provide them with an equity stake in our success. These incentives may be provided through the grant of stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, performance units, and other stock-based and cash-based awards.

Authorized Shares. An aggregate of 5,200,000 shares of our common stock have been authorized for issuance under the 2005 Plan. Shares issued under the 2005 Plan may be authorized but unissued shares of our common stock. As of April 1, 2009, options for an aggregate of 2,420,762 shares of our common stock and grants for restricted shares of 107,511 were outstanding under the 2005 Plan and 15,097,073 shares of our common stock remained available for future issuance under the 2005 Plan.

Certain Award Limits. In addition to the limit described above on the total number of shares of our common stock authorized for issuance under the 2005 Plan, the 2005 Plan limits the number of shares that may be issued under certain types of awards to any single individual, subject to adjustment as described under “Share Accounting and Adjustments” below. No more than 9% of the maximum aggregate number of shares authorized under the 2005 Plan may be granted to any individual in any fiscal year, except in the case of awards granted during the first year of a participant’s employment. To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code, the 2005 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which any such award may be granted to an employee in any fiscal year. The limits for awards intended to qualify as performance-based are as follows:

•	Stock options and stock appreciation rights: No more than 1,600,000 shares.

•	Restricted stock and restricted stock unit awards: No more than 750,000 shares.

•	Performance share and performance unit awards: No more than 100,000 shares and no more than $2,000,000, respectively, for each full fiscal year contained in the performance period of the award.

•	Other stock-based and cash-based awards: No more than 100,000 shares and no more than $2,000,000, respectively, for each full fiscal year contained in the performance period of the award.

Further, no more than 5,200,000 shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan. No more than 50% of the maximum aggregate number of shares authorized under the 2005 Plan may be issued to employees and consultants pursuant to “full value” awards (i.e., awards that do not require participants to purchase their shares, such as the grant of restricted stock). Finally, the 2005 Plan establishes minimum vesting conditions applicable to full value awards. If our stockholders approve the amendments to the 2005 Plan, no more than 14.4% of the maximum aggregate number of shares authorized under the 2005 Plan may be issued to employees and consultants pursuant to full value awards that provide for vesting more rapidly than in annual pro rata installments over a period of three years if vesting is based on continued service alone or that have performance periods of less than 12 months if vesting is based on the attainment of performance goals, except in the case of the participant’s death, disability, retirement, involuntary termination or a change in control of the Company.

Share Counting and Adjustments. Subject to the approval by our stockholders of the amendments to the 2005 Plan, if any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full after the date of stockholder approval, or if shares subject to forfeiture or repurchase are forfeited or repurchased by us for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will not again become available for issuance under the 2005 Plan. Furthermore, the 2005 Plan had previously provided and will continue to provide that shares withheld or reacquired by us in satisfaction of a tax withholding obligation will not again become available under the 2005 Plan. The number of shares available under the 2005 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option, or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2005 Plan will be reduced by the gross number of shares for which the option is exercised. Appropriate adjustments will be made to the number of shares authorized under the 2005 Plan, to the numerical limits on certain types of awards described above, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, our Compensation Committee also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate. Without affecting the number of shares available for grant under the 2005 Plan, our Compensation Committee may authorize the issuance or assumption of benefits under the 2005 Plan in connection with any merger, consolidation or similar transaction on such terms and conditions as it deems appropriate.

Administration. If the amendments to the 2005 Plan are approved by our stockholders, the 2005 Plan will be administered by our Compensation Committee and our Board. For purposes of this summary, the “Committee” will refer to the Compensation Committee or our Board. Subject to the provisions of the 2005 Plan, the Committee will determine in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by the 2005 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The 2005 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan will be evidenced by a written or electronic agreement between us and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee will interpret the 2005 Plan and awards granted under the 2005 Plan, and all determinations of the Committee will be final, binding and conclusive on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

Eligibility. If the amendments to the 2005 Plan are approved by our stockholders, we may grant awards to our outside directors, employees and consultants or the employees and consultants of any present or future parent or subsidiary corporation of the Company or other affiliated entity. We have granted awards to our employees and consultants under the 2005 Plan. We may grant incentive stock options only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. Since the inception of the 2005 Plan, we have not granted any incentive stock options under the plan. As of April 1, 2009, all of our employees, including all of our executive officers, were eligible for awards under the 2005 Plan.

Stock Options. The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of the Company (a “ten percent stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On April 1, 2009, the closing price of our common stock on the NASDAQ Stock Market was $7.06 per share.

The 2005 Plan provides that the option exercise price may be paid in cash or its equivalent; by means of a broker-assisted cashless exercise; by tender to us of shares of common stock owned by the participant having a fair market value not less than the exercise price; by means of a net-exercise procedure; by such other lawful consideration as approved by the Committee; or by any combination of these.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is seven years, provided that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date.

Incentive stock options are not transferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to certain family members to the extent permitted by the Committee in its discretion.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “tandem SAR”) or independently of any option (a “freestanding SAR”). A tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of a tandem SAR will be the same as the exercise price of the related option, and the exercise price of a freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a freestanding SAR may be made in cash or shares of common stock and may be paid in a lump sum or on a deferred basis in accordance with the terms of the participant’s award agreement. The maximum term of any stock appreciation right granted under the 2005 Plan is seven years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a tandem SAR related to a nonstatutory stock option and a freestanding SAR may be assigned or transferred to certain family members to the extent permitted by the Committee in its discretion. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards. The Committee may grant restricted stock awards under the 2005 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to us. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. If the amendments to the 2005 Plan are approved by our stockholders, outside directors will be eligible to receive only restricted stock bonus awards. Subject to the minimum vesting requirements described above under “Certain Award Limits,” restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that (i) dividends or other distributions paid in shares will be subject to the same restrictions as the original award and (ii) with respect to outside directors only, dividends and other distributions paid in cash will be subject to the same vesting conditions as the original award.

Restricted Stock Units. The Committee may grant restricted stock units under the 2005 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to us. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards and subject to the minimum vesting requirements described above under “Certain Award Limits.” Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between us and the participant, subject to the minimum vesting requirements described above under “Certain Award Limits.” These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a monetary value established by the Committee at the time of grant. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

If our stockholders reapprove the performance goals for the 2005 Plan as set forth below, the Company will continue to follow the following procedures with respect to compensation intended to qualify for the performance-based compensation exception under Code Section 162(m).

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of our business or financial performance and/or that of any affiliate of the Company, as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following measures:

•	revenue;

•	sales;

•	expenses;

•	operating income;

•	gross margin;

•	operating margin;

•	earnings before stock-based compensation expense, interest, taxes, depreciation and/or amortization;

•	pre-tax profit;

•	net operating income;

•	net income;

•	economic value added;

•	free cash flow;

•	operating cash flow;

•	stock price;

•	earnings per share;

•	return on stockholder equity;

•	return on capital;

•	return on assets;

•	return on investment;

•	employee satisfaction;

•	employee retention;

•	balance of cash, cash equivalents and marketable securities;

•	market share;

•	product regulatory approvals;

•	projects in development;

•	regulatory filings;

•	research and development expenses; or

•	completion of a joint venture or other corporate transaction.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide a participant awarded performance shares with dividend equivalent rights with respect to cash dividends paid on our common stock. The Committee may provide for performance award payments in lump sums or installments pursuant to a schedule elected by the participant.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Subject to the minimum vesting requirements described above under “Certain Award Limits,” such awards may be subject to vesting conditions based on continued performance of services or to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of cash-based awards or other stock-based awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The Committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Change in Control. Unless otherwise defined in a participant’s award or employment agreement, the 2005 Plan provides that a “change in control” occurs upon:

•

a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than certain excluded persons, acquiring direct or indirect beneficial ownership of more than 35% of our voting stock;

•	our liquidation or dissolution; or

•

the occurrence of any of the following events upon which our stockholders immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of our voting securities, those of our successor or the entity to which our assets were transferred:

•	a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of our voting stock,

•	a merger or consolidation in which we are a party, or

•	the sale, exchange or transfer of all or substantially all of our assets (other than a sale, exchange or transfer to one or more of our subsidiaries).

If a change in control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Any awards which are not assumed or continued in connection with a change in control or exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding stock-based award upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise or purchase price per share, if any, under the award.

Awards Subject to Section 409A of the Code. Certain awards granted under the 2005 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that have been or may in the future be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2005 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2005 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination or Amendment. The 2005 Plan will continue in effect until its termination by the Committee, provided that all awards shall be granted within ten years from the effective date of its adoption upon initial approval by our stockholders, which occurred on June 8, 2005. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Plan, would change the class of persons eligible to receive incentive stock options or would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, including, but not limited to, Section 409A of the Code.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes upon the receipt or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the participant’s disposition of shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options and have no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares, unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Awards, Restricted Stock Unit Awards, Cash-Based Awards and Other Stock-Based Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit, restricted stock unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock Awards.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined above under “Restricted Stock Awards”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits/Grants to Certain Persons

The aggregate numbers of shares of common stock subject to outstanding options and restricted shares granted to certain persons under the 2005 Plan as of April 1, 2009 are as follows:

Person/Group	Number of Option Shares		Number of Restricted Shares
Current chief executive officer	43,500	(1)	47,916
Current chief financial officer	—		28,749
All current executive officers, as a group	43,500		102,511
All current directors who are not executive officers, as a group	66,500		—
All employees, including current officers who are not executive officers, as a group	—		—

(1)

The 43,500 option shares granted to Mr. McLaughlin were granted with respect to Mr. McLaughlin’s service as an Outside Director. The 47,916 restricted shares were granted with respect to Mr. McLaughlin’s service as President & Chief Executive Officer.

As of April 1, 2009, no outstanding options or restricted shares have been granted under the 2005 Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been granted 5% or more of the total amount of outstanding options granted under the 2005 Plan.

If the amendments to our 2005 Plan by stockholders at this 2009 Annual Meeting are approved, each non-employee director will receive an annual grant of restricted shares equal to $50,000, based on the closing price on the date of grant to each outside director. Such grants would be made to each current outside director, to each new outside director upon their initial election to the Board and to each outside director annually thereafter upon re-election at the Company’s annual meeting of stockholders. Each grant would cliff-vest on the first anniversary of the date of grant so long as the outside director continued to serve on our Board of Directors.

During the one-year vesting period, our outside directors will have the right to vote the shares and to receive any dividends paid, except that dividends and other distributions will be accumulated and paid on earlier of same vesting conditions as the original award or March 15th of year following the payment of such dividend or distribution to all stockholders.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3:

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and the Board has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1986. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and 2007, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

($ in thousands)	2008	% of Total	2007	% of Total
Fee Category
Audit Fees(1)	$2,075	98.8%	$1,694	90.0%
Audit-related Fees(2)	24	1.1%	185	9.8%
Tax Fees(3)	—	—	—	—
All Other Fees(4)	2	0.1%	3	0.2%

Total Fees	$2,101	100.0%	$1,882	100.0%

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. In 2008, audit fees also included $0.6 million billed for professional services rendered in connection with the audits of Facet Biotech’s consolidated financial statements as of December 31, 2008, 2007, and 2006 and for each of the three years in the period ended December 31, 2008, and the review of Facet Biotech’s consolidated financial statements for the quarterly periods included in Facet Biotech’s Registration Statement on Form 10.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2008, these services primarily relate to accounting consultations in connection with the sale of the Company’s commercial operations and spin-off of the Company’s biotech assets into Facet Biotech Corporation. In 2007, these services primarily relate to accounting consultations in connection with the sale of the Company’s commercial operations and restatement of the Company’s second quarter 2007 Form 10-Q.

(3)	Tax fees consist of fees for tax compliance/preparation and other tax services. No such services were incurred in 2008 or 2007.
(4)	All other fees consist of fees for accounting literature subscription services.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In February 2004, our Audit Committee adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and includes an estimate of the related fees. Our Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to our Audit Committee at the next scheduled meeting. During fiscal years 2008 and 2007, our Audit Committee approved all of the Audit Fees, Audit-Related Fees and All Other Fees.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

COMPENSATION OF OUR DIRECTORS AND OFFICERS

BACKGROUND

In April 2008, we announced a plan to spin off (the “Spin-off”) our biotechnology operations (the “Biotechnology Operations”) into a separate publicly traded U.S. company in order to separate the Biotechnology Operations from our antibody humanization royalty related operations (the “Royalty Operations”). In connection with preparing for the Spin-off, we incorporated Facet Biotech in Delaware on July 29, 2008. From July 29, 2008 until December 18, 2008, the effective date of the Spin-off, we operated Facet Biotech as a wholly owned subsidiary. Mr. Goodwin, Mr. Hasnain and Mr. Lyons were also then members of our Board of Directors, where they served until the effective date of the Spin-off, at which time they resigned from our Board.

In December 2008, we transferred our Biotechnology Operations to Facet Biotech and retained the Royalty Operations and all but two of our employees became employees of Facet Biotech. On December 18, 2008, the Spin-off was effective, and Facet Biotech ceased being our subsidiary and became a publicly traded company independent from us.

*            *            *            *

Compensation of Directors—Current Operations

Given the new mission of the Company, our Board revisited and revised, in consultation with Radford, its compensation policy for outside directors in February 2009. The current cash and equity compensation payable to our outside directors in respect of our current operations is described in this section. Members of our Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

Each outside director will receive a retainer of $75,000 per year for service on our Board generally and will receive annual cash retainers for service on Board committees, as follows:

•

Each member of the Audit Committee, other than the Chairperson of the Audit Committee, will receive a retainer of $15,000 per year and the Chairperson of the Audit Committee will receive a retainer of $30,000 per year, for his or her service on the Audit Committee.

•

Each member of the Compensation Committee, other than the Chairperson of the Compensation Committee, will receive a retainer of $5,000 per year and the Chairperson of the Compensation Committee will receive a retainer of $10,000 per year, for his or her service on the Compensation Committee.

•

Each member of the Litigation Committee, other than the Chairperson of the Litigation Committee, will receive a retainer of $10,000 per year and the Chairperson of the Litigation Committee will receive a retainer of $20,000 per year, for his or her service on the Litigation Committee.

•

Each member of the Nominating and Governance Committee, other than the Chairperson of the Nominating and Governance Committee, will receive a retainer of $2,500 per year and the Chairperson of the Nominating and Governance Committee will receive a retainer of $5,000 per year, for his or her service on the Nominating and Governance Committee.

All cash compensation paid to outside directors for their service on our Board and its committees will be paid on a quarterly basis in arrears.

We also reimburse our directors for their travel expenses for Board and committee meetings. Our Board may sponsor a periodic multi-day off-site meeting to which our Board members may bring their spouses. If we hold such a meeting, we will reimburse our Board members for their spouses’ travel expenses for such off-site meeting and, because these reimbursements are reported as income to the directors, we will pay our directors a tax gross-up payment to make these reimbursements effectively tax neutral to the directors.

Equity Compensation

As described in Proposal 2 in this Proxy, we are proposing to change the equity component of compensation for our outside directors. Historically, outside directors were awarded grants of stock options automatically under the 2002 Plan and our Board awarded options to directors under the 1999 Plan. The Board terminated the 2002 Plan prospectively, effective February 26, 2009, and outside directors will no longer receive grants of Stock Options thereunder. In addition, the Board does not intend to grant any more options to directors under the 1999 Plan. Subject to approval of Proposal 2 by our stockholders at the Company’s 2009 Annual Meeting, our Board has adopted a resolution providing for an annual grant of restricted stock under our 2005 Plan with a grant date value equal to $50,000, based on the closing price of our common stock on the date of grant, to each outside director. Such grants would be made upon approval of the amendments to each current outside director, to each new outside director upon his or her initial election to the Board, and to each outside director annually thereafter. Each grant of restricted stock would vest on the first anniversary of the grant date so long as the director continued to serve on our Board of Directors during the vesting period. During the vesting period, our outside directors will have the right to vote their restricted stock and to receive any dividends or distributions paid on their restricted stock, except that dividends or distributions will be accumulated and paid on the earlier of the vesting of the underlying stock in accordance with the vesting conditions of the original award or March 15th of the year following the payment of such dividend or distribution to all stockholders. In the event that Proposal 2 is not approved at the 2009 Annual Meeting of Stockholders, we will consider other means to ensure that outside directors own common stock in the Company and are aligned with stockholders.

2008 Compensation of Directors

In 2008, our directors who served during 2008 on our Board earned the compensation set forth in the table below.

Director	Fees Earned	Option Awards	Total
Karen Dawes(1)	$92,917	$172,212	$265,129
Brad Goodwin(2)	$268,500	$278,639	$547,139
Joseph Klein	$264,584	$230,491	$495,075
Laurence Korn	$217,440	$211,633	$429,073
Gary Lyons(3)	$129,000	$162,962	$291,962
John McLaughlin(4)	$36,083	$19,016	$55,099
Paul Sandman	$55,750	$21,007	$76,757
Jon Saxe(5)	$70,917	$95,867	$166,784

(1)	On May 28, 2008, Ms. Dawes resigned from our Board.
(2)	On December 18, 2008, Mr. Goodwin resigned from our Board to join the Board of Directors of Facet Biotech (the “Facet Biotech Board”).
(3)	On December 18, 2008, Mr. Lyons resigned from our Board to join the Facet Biotech Board.
(4)	Mr. McLaughlin was an outside director on our Board until he joined the Company as a Special Advisor on November 6, 2008.
(5)	Mr. Saxe did not stand for re-election.

Shares Subject to Options Held as of December 31, 2008

Director	Vested	Unvested	Total
Karen Dawes	134,582	0	134,582
Brad Goodwin	99,750	0	99,750
Joseph Klein	42,832	24,168	67,000
Laurence Korn	1,303,040	10,210	1,313,250
Gary Lyons	45,000	0	45,000
John McLaughlin	5,165	38,335	43,500
Paul Sandman	37,501	4,999	42,500
Jon Saxe	198,831	0	198,831

Compensation of Directors—Discontinued Operations

The cash and equity compensation paid to our outside directors prior to the Spin-off is described in this section. Members of our Board prior to the Spin-off who were also simultaneously employees of the Company were not entitled to any compensation with respect to their service as Board members.

Cash Compensation

Each outside director who was not the Chairperson of the Board received a retainer of $35,000 per year. If the Chairperson was an outside director, the Chairperson received a retainer of $60,000 per year.

Each member of the Audit Committee, other than the Chairperson of the Audit Committee, received a retainer of $12,000 per year and the Chairperson of the Audit Committee received a retainer of $24,000 per year, for his or her service as Audit Committee members. Each member of each other Board committee, other than the Chairperson of these committees, received a retainer of $6,000 per year and each Chairperson of the foregoing committees, other than the Compensation Committee, received a retainer of $10,000 per year, for his or her respective service as a member of these committees. The Chairperson of the Compensation Committee received a retainer of $12,000 per year.

Each outside director also received cash compensation for attendance at each meeting of our Board and committees of our Board as set forth below:

	Attendance in Person	Attendance by Telephone
Board Meetings	$2,000	$1,500
Committee Meetings	$1,000	$750

All cash compensation paid to outside directors for their service on our Board and its committees and attendance at meetings was paid on a quarterly basis in arrears.

In recognition of the increased workload of the Board resulting from the efforts relating to the Spin-off and certain other matters, in June 2008, the Board revised the compensation policy for outside directors to provide each outside director with a temporary supplemental cash retainer of $10,000 per month for each full or partial month of service on the Board. The temporary supplemental retainer was in addition to the cash compensation previously payable to each outside director with respect to service on the Board. The temporary supplemental retainer was retroactively effective to May 29, 2008 and terminated upon the effective date of the Spin-off.

We also reimbursed our directors for their travel expenses for Board and committee meetings. Our Board customarily had an annual multi-day off-site meeting to which our Board members often brought their spouses. We reimbursed our directors for their spouses’ travel expenses for these off-site meetings and, because these reimbursements were reported as income to the directors, we paid our directors a tax gross-up payment to make these reimbursements effectively tax neutral to the directors.

Equity Compensation

Prior to the Spin-off, each outside director received (1) options to purchase 40,000 shares of our common stock effective upon election or appointment to our Board and (2) annual grants of options to purchase 20,000 shares of our common stock, except that the first annual grant to a new director was prorated if the new director was elected or appointed in between annual stockholder meetings. Of the 40,000 option shares granted upon election or appointment, options for 15,000 shares were granted automatically under our 2002 Plan immediately after our annual meeting of stockholders or, for new directors, upon election or appointment, and 25,000 shares were granted by our Board under our 1999 Stock Option Plan. Of the 20,000 option shares granted annually after election or appointment, options for 15,000 shares were granted automatically under our 2002 Plan immediately after our annual meeting of stockholders or for new directors upon election or appointment, and 5,000 shares were granted by our Board under our 1999 Stock Option Plan. The Chairperson of the Board also received an additional annual grant of an option to purchase 25,000 shares of common stock, which we granted under our 1999 Stock Option Plan.

In addition to the annual option grants for service on our Board, each outside director who was a member of a committee of our Board (other than the Equity Grant Committee) received an initial grant upon appointment to the committee and an annual grant with respect to service on the committee as set forth in the table below:

	Initial	Annual
Audit Committee Member Grant	2,500	2,500
Compensation Committee Member Grant	1,500	1,500
Other Committee Member Grant (per Committee)	1,000	1,000

Options granted to our Board members customarily vested monthly over 12 months, subject to the Board member’s continued service, except that the initial 40,000-share option grant upon appointment to the Board vested monthly over two years. Those options not granted automatically under our 2002 Outside Directors Plan were customarily granted effective immediately following our annual meeting of stockholders.

EXECUTIVE OFFICERS

Certain information with respect to our current executive officers is set forth below (other than the information regarding John P. McLaughlin, our President and Chief Executive Officer, which is set forth above under “Proposal 1: Election of Directors – Members of Board of Directors”). Under our Bylaws, each executive officer is appointed annually by our Board of Directors, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve, or such officer’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers. As of April 1, 2009, our executive officers are as follows:

Name	Age	Position
John P. McLaughlin	57	President & Chief Executive Officer
Christine Larson	56	Vice President & Chief Financial Officer
Christopher Stone	44	Vice President, General Counsel & Secretary

John P. McLaughlin, please see discussion under “Proposal 1: Election of Directors” for information about John P. McLaughlin.

Christine Larson, Vice President & Chief Financial Officer, joined the Company in December 2008. She brings more than 20 years of experience as a financial professional to the role. Before joining PDL, Ms. Larson served as a senior manager/director at Grant Thornton, LLP in their Mergers and Acquisitions Advisory group. Prior to that time, Ms. Larson was chief financial officer for TWL Corporation, a publicly held, technology-enabled learning company. From 1985 to 1998, she was with Bank of America Corporation, most recently as a senior vice president and managing director and was responsible for business development in their Global Capital Markets group. In this role, she established Bank of America’s equity derivatives business and structured a strategic alliance with a major New York based investment firm involving a $1 billion plus recapitalization of the firm. Until June 2008, she served as a Board Officer and Vice President of Finance for the California Alumni Association, University of California, Berkeley. Ms. Larson also serves on the Audit Committee for George Mark Children’s House. She received a B.S. in Food and Nutritional Sciences from the University of California, Berkeley, and an M.B.A. from California State University, East Bay. Ms. Larson is a Certified Public Accountant in the State of California.

Christopher Stone, Vice President, General Counsel & Secretary, joined the Company in February 2009. He brings more than 18 years of legal experience to the role. Before joining PDL, Mr. Stone served as a vice president of legal affairs and corporate secretary at LS9, an advanced biofuels development company, where his work included a focus on intellectual property protection and licensing. Prior to that time, he was vice president of intellectual assets USA at Danisco A/S, a global producer of food ingredients, enzymes and bio-based solutions. From 1994 to 2005, Mr. Stone was with Genencor International, a biotechnology company which was acquired by Danisco in 2005, most recently as a vice president of intellectual property and general patent counsel. At Genencor, he handled all intellectual property matters, including developing and implementing an overall strategy for its domestic and international patent estate of approximately 3,700 patents and patent applications, as well as managed multiple litigation and interference proceedings, and numerous European patent oppositions. Mr. Stone received a J.D. from the National Law Center at George Washington University and a B.S. in Biochemistry from the University of Massachusetts. He is a member of the District of Columbia Bar and California Bar, and was admitted to practice before the United States Patent & Trademark Office in 1992.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

This Compensation Discussion & Analysis describes the compensation arrangements applicable to the named executive officers (our “named executive officers”) set forth below in the Summary Compensation Table. The following discussion also contains forward-looking statements based on our current plans, considerations and expectations regarding future compensation programs. Because there are substantial differences in the named executive officers, business mission and compensation philosophy of the Company before and after the Spin-off, we have split this Compensation Discussion & Analysis into two sections: “Current Operations Compensation Programs” generally relate to compensation programs that we have been currently following since the Spin-off and “Discontinued Operations Compensation Programs” generally relate to the compensation programs that we followed during the period prior to the Spin-off.

In August and October 2007, we announced a change in strategic direction and plans to actively seek offers for a sale of the Company or its key assets, including our commercial and cardiovascular product-related assets. Because of the uncertainty regarding the timing and effect of these planned strategic transactions and the impact of this uncertainty on our employees, our past and current management and our Compensation Committee worked together to develop and implement several programs, incentives and benefits designed to retain employees through these processes. Most of these retention efforts were targeted at non-executive officer employees of the Company, in particular, employees supporting our commercial and cardiovascular product-related assets. In March 2008, we closed the sales of our commercial and cardiovascular product-related assets and our antibody manufacturing facilities-related assets. We also announced in March 2008 that we would no longer actively pursue the sale of the Company or of the Biotechnology Operations and would implement a restructuring and reduce our workforce across all functions by approximately 260 positions over approximately 12 months. Because of the cumulative impact on our employees of the events in 2007 and 2008, including the reductions in force and strategic changes and transactions, and the need to retain employees, we offered broad-based cash retention bonuses to the employees that we or Facet Biotech sought to retain after our restructuring as well as to employees that we or Facet Biotech sought to retain through a defined transition period before eliminating their employment positions. Some of these retention benefits as originally offered by us were payable after the Spin-off. In connection with the Spin-off, the obligations for most of these retention benefits were transferred to Facet Biotech to ensure that our employees joining Facet Biotech had comparable compensation packages and to assist Facet Biotech in retaining them after the Spin-off.

As a result of these activities, we experienced a significant amount of change from 2007 until the Spin-off and our Compensation Committee was particularly active throughout this period addressing a variety of compensation-related matters that emerged as a result of these changes. As a result, during 2008 there were a number of changes with regard to our named executive officers: in 2008, we had three chief executive officers—L. Patrick Gage, who served as interim chief executive officer until May 28, 2008; Faheem Hasnain, who served as chief executive officer of both PDL and Facet Biotech from October 1, 2008 until the Spin-off, at which time he became the chief executive officer of Facet Biotech; and John McLaughlin, who was appointed our chief executive officer upon the Spin-off. In addition, we also had two Chief Financial Officers—Andrew Guggenhime, who served in this capacity until the Spin-off, at which time he became the chief financial officer of Facet Biotech; and Christine Larson, who was appointed our chief financial officer upon the Spin-off. Finally, under the SEC disclosure rules, two former executive officers comprise our remaining named executive officers for 2008—Richard Murray, who was an executive vice president and our chief scientific officer until he resigned his employment with us in August 2008; and Mark McCamish, who was a senior vice president and our chief medical officer until he joined Facet Biotech in connection with the Spin-off.

CURRENT OPERATIONS COMPENSATION PROGRAM

Compensation Program Objectives

The goal of our executive compensation program is four-fold:

•	Structure our compensation plans to effectively motivate our executive leadership to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value.

•

Offer executive compensation programs that are competitive in the marketplace to enable us to recruit high-quality candidates for senior leadership positions and to retain these executives through appropriate base compensation, equity and cash awards and incentives.

•	Strike a balance of short-term and long-term incentives tied to their individual performance and their contribution to our annual and long-term company-wide goals and objectives.

•	Align the interests of our executive officers and stockholders through the use of equity incentives and ownership requirements of PDL stock.

Peer Group Selection and Benchmarking for Current Operations

Following the Spin-off, the Company has a unique business model because it conducts no research, development or commercialization activities, but rather earns substantial revenues from royalties, and seeks to monetize some or all of our royalties. As a result, the Company has a fixed life largely defined by the terms of our patents, which generally expire at the end of 2014, and the Company’s corporate existence could end earlier if we successfully monetize our royalty income in a timely manner. In order to efficiently conduct our operations and achieve our corporate goals, we now rely on a small staff of less than ten persons, and have relocated our principal place of business to the state of Nevada. Because of these differences between PDL pre-Spin-off and post-Spin-off, our Compensation Committee reviewed and revised its approach to executive compensation. Instead of the previous group of peer companies, our Compensation Committee and management reviewed market levels of compensation provided to executives at other commercial life sciences organizations with revenues comparable to those of the current operations of the Company. Although our Compensation Committee has not yet formally selected a new peer group, our Compensation Committee and management relied on benchmark data as published within the 2008 Radford Global Life Sciences Survey to assist in gathering market competitive compensation data for our executive officers, specifically focusing on those organizations with revenues between $100 million and $600 million. These companies include: Affymetrix, Biomarin Pharmaceutical, Cepheid, Enzon Pharmaceuticals, Exelixis, Martek Biosciences, Meridian Bioscience, Myriad Genetics, Regeneron Pharmaceuticals, Alkermes, Mentor, Quidel, Albany Molecular Research, Cubist Pharmaceuticals, Nektar Therapeutics, OSI Pharmaceuticals, Vertex Pharmaceuticals, Gen-Probe, Symyx Technologies, Illumina, Caliper Life Sciences, Salix Pharmaceuticals Ltd, Abraxis Bioscience, Emergent Biosolutions, Techne, Kendle International, QLT, Thoratec, United Therapeutics, Medicines Co and Xenoport. This data provided by Radford was used by our Compensation Committee to help establish the compensation packages for both our current chief executive officer and our current chief financial officer.

Compensation Program Elements for Current Operations

The new business mission of PDL is three-fold: (1) manage the intellectual property assets appropriately; (2) manage patent litigation and other disputes associated with the company’s intellectual property; and (3) enhance shareholder return. Because of the new business mission of PDL and because some of these goals may be accomplished over more than one year, the Compensation Committee revised its approach to compensation utilizing a mix of annual and longer term incentives to assure that management and employees were focused on attainment of the corporate goals.

The annual components of compensation payable to our executive officers include four elements which are designed together to motivate our officers to perform in a manner that will enable us to meet our strategic goals.

These four elements are (1) base salary, (2) employee benefits, (3) annual cash incentives, and (4) retention and severance benefits. The longer-term incentives, payable under certain pre-specified conditions, include two components: (1) cash payments and (2) shares of restricted stock.

Compensation Determinations for Executive Officers of Current Operations

John McLaughlin

In August 2008, our Compensation Committee began the search process for candidates for the position of our chief executive officer following the Spin-off, and asked Towers Perrin to produce compensation proposals for our new chief executive officer, based on several potential business models for the Company following the Spin-off, and to identify appropriate benchmark companies. In looking for appropriate benchmarks for the position, and for our current operation, Towers Perrin researched relevant biotech peers that are primarily royalty focused with little or no research and development or other operations. At the time, Towers Perrin was not able to find any peers that were both relevant to our current operations and publicly reporting. Towers Perrin was able to identify two companies that were undertaking transactions similar to PDL—Enzon Pharmaceuticals and Angiotech Pharmaceuticals, but in August 2008, neither company had filed information on the planned officers and their compensation for the royalty business.

At the time, Towers Perrin recommended that under the scenario in which PDL would operate as primarily a royalties receivables business, the compensation package should be focused primarily on cash compensation with only modest long-term incentives. Depending on the timeframe and business objectives for our revenue stream, Towers Perrin recommended that the cash package be tied to short- to medium-term operational and financial goals, and long-term incentives based primarily on restricted stock or restricted stock units.

Our Compensation Committee took Towers Perrin’s recommendation into consideration in determining the potential compensation package for our chief executive officer, but also considered several additional factors as well. Our Compensation Committee noted that, unlike most companies, the Company has a fixed life largely defined by the terms of our patents, which generally expire at the end of 2014, and the Company’s corporate existence could end earlier if we successfully monetize our royalty income in a timely manner. Our Compensation Committee considered that such a relatively short term of employment could make recruiting and retaining a seasoned executive difficult. Furthermore, subsequent to the receipt of Towers Perrin’s recommendations, our Board determined to redomicile the Company on an accelerated basis to the state of Nevada, which our Compensation Committee believed could potentially further limit the pool of available, qualified candidates.

In addition, as noted above, data provided by Radford was used by our Compensation Committee to help establish the compensation packages for Mr. McLaughlin.

In connection with the candidate search, our Board received advice from Mr. Francis Sarena, our then-general counsel, regarding compensation structures that were appropriate for a corporation with the attributes of the Company following the Spin-off, including the potential use of restricted stock to tie incentive compensation to the value of the shares of the Company. Mr. Sandman, with input from the other members of our Compensation Committee was authorized by the Board to negotiate a compensation arrangement with Mr. McLaughlin with support from outside counsel. Our Compensation Committee and Board did not receive any further advice from Towers Perrin following its initial recommendations.

As a result of the Committee’s concerns regarding recruitment, retention and incentivization of seasoned executives and changed circumstances regarding the domicile of the Company, our Compensation Committee determined that the mix of base salary and annual cash incentive bonuses in Mr. McLaughlin’s compensation package should be weighted more heavily towards base salary, so as to reduce the amount of his target compensation that is at risk on an annual basis. Our Compensation Committee also determined to introduce a special retention incentive award to incentivize Mr. McLaughlin in respect of our corporate goal of monetizing our royalty streams, which puts an element of his compensation at risk.

Christine Larson

With respect to the compensation package for Ms. Larson, our chief financial officer, Mr. McLaughlin made recommendations to our Compensation Committee based on his review of data for biotech companies with revenues of $100 to $600 million from the Radford’s 2008 Global Life Sciences Total Direct Compensation Survey. The recommendations made by Mr. McLaughlin to our Compensation Committee for Ms. Larson’s salary and annual bonus were at the 50th percentile for market. For the longer-term incentive, Mr. McLaughlin made recommendations patterned after our Compensation Committee’s approach to his long-term incentive, including the same ratio of cash and restricted shares. Radford also made recommendations with respect to the amount of Ms. Larson’s long-term incentive, which was consistent with Mr. McLaughlin’s recommendation, and provided the Compensation Committee with an analysis for the position. Our Compensation Committee accepted Mr. McLaughlin’s recommendations for Ms. Larson’s compensation package.

Base Salary

Base salary is the fundamental, fixed element of our executive officers’ compensation and the foundation for each officer’s total compensation.

In order to attract the executive talent necessary to lead the Company, our Compensation Committee believes that base salary should be competitive with other similar-sized companies within the industry and based on an individual’s qualifications and experience. As a result, our Compensation Committee has decided that base salary should be targeted at the 50th percentile of the market. Base salaries will be reviewed annually and may be adjusted by our Compensation Committee taking into account the performance of the executive officer as well as that of the Company.

Employee Benefits

We provide our employees, including our officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides for a Company matching contribution up to certain limits. The costs of our insurance coverage benefits are largely borne by us; however, employees do pay portions of the premiums for some of these benefits. We believe that these benefits are of the type customarily offered to employees by our peer group and in our industry.

This element of compensation is intended to provide assurance of financial support in the event of illness or injury, and encourage retirement savings through a 401(k) plan.

Cash Incentive Bonuses

Another component of our officers’ total compensation is the annual cash bonus. The annual cash bonus is intended to encourage high levels of individual and Company performance by rewarding our officers for their individual contributions and our overall performance during the year.

As noted above, in order to attract the executive talent necessary to lead the Company, our Compensation Committee believes that total compensation should be competitive with other similar-sized companies within the industry and based on an individual’s qualifications and experience. Furthermore, our Compensation Committee also believes that a significant portion of an executive officer’s compensation should be based on Company and individual performance. As a result, we provide our executive officers with an annual cash bonus opportunity that can be earned based on achievement of corporate and individual performance goals. Like base salary, target total cash compensation (base salary plus annual cash bonus) is targeted at the market 50th percentile for each executive.

For 2009, the Compensation Committee established a 2009 Bonus Plan. As part of that Plan, it has reviewed and approved corporate goals and individual goals for our officers as well as the weighting of corporate and individual goals in determining their bonus. That information is set forth in the chart below:

Name	Title	Target Bonus	Maximum Bonus	Ratio of 2009 Corporate Goals/2009 Individual Goals
John McLaughlin	President & CEO	50%	75%	100	%/0%
Christine Larson	VP & CFO	40%	60%	75	%/25%

In setting the percentages for target bonus for each of the above executive officers, the Compensation Committee targeted the 50th percentile of market. In determining the appropriate ratio of corporate goals and individual goals for measuring overall performance, the Compensation Committee determined that the President & CEO should be measured by the overall performance with respect to corporate goals. With respect to other executive officers, the Compensation Committee determined that the ratio should be heavily skewed toward the attainment of the corporate goals, but also recognized that, in a company with a small staff such as PDL, some weight should be accorded to the attainment of individual goals because they contribute toward attainment of the corporate goals.

Our corporate goals for 2009 and the relative weight ascribed to them are set forth in the chart below:

2009 Corporate Goal	Weight
Establish a policy with respect to dividends, share repurchases and convertible debt buy-backs, implement, and continuously review	20%
Obtain agreement from licensees for more data on royalty rates and identification of products to provide better transparency to stockholders	5%
Initiate monetization process and determine its viability for all or part of royalty portfolio	30%
Manage intellectual property including disputes	30%
Implement new accounting system and SOX controls	10%
Develop licensing strategy and seek licenses under Queen et al. patents	5%

Total	100%

Goals for 2009 for our chief financial officer include, in hierarchical order: (1) establishment, implementation and continuous review of policies with respect to the payment of dividends, repurchase of shares of our common stock and buying back our convertible debt; (2) management of our monetization efforts; (3) establishment of a foreign currency hedging program; (3) management of the investment of cash in compliance with our approved Investment Policy; and (4) implementation of our new accounting processes and Sarbanes-Oxley compliance measures. A specific value is not attached to each goal.

The 2009 Bonus Plan requires that our chief executive officer conduct the performance reviews of our other officers, which will be then reviewed by our Compensation Committee. Following these assessments, our Compensation Committee will then determine the amount of bonus for our other officers. Our Compensation Committee will be responsible for evaluating our chief executive officer’s performance. Our Compensation Committee will then make a recommendation to the Board regarding the amount of his bonus for approval by the Board.

Except for our chief executive officer, none of our officers were eligible to receive a bonus in 2008 either because of the shortness of their tenure or they were not hired until early 2009. Based on the Company’s performance in 2008, our Compensation Committee awarded Mr. McLaughlin a bonus for 2008 in the amount of $62,500, which reflects the target bonus payout level (50% of base salary) under his offer letter, prorated from his initial employment date with us. In evaluating Mr. McLaughlin’s performance, our Compensation Committee considered the following goals:

•	implementing the Spin-off of Facet Biotech, which was successfully negotiated and completed;

•	relocating our company to its new principal place of business in Nevada, which was successfully completed in a very short timeframe;

•	hiring new personnel to staff the company at the new site, who were hired by early 2009 in a very short timeframe; and

•	settlement of the litigation with Alexion Pharmaceuticals on terms favorable to the Company.

Severance Benefits

Historically, we maintained a comprehensive change in control and severance program for our officers that was intended to retain our officers during the pendency of a proposed change of control transaction and to align the interests of our officers with our stockholders in the event of a change in control. We offered this program based on our belief that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment.

One of the business missions of the post-Spin-off PDL is to explore whether it can monetize some or all of its royalty income on attractive terms to enhance the return for our shareholders. One possible consequence of such an effort is a change in control at the Company. Knowing that such an outcome was possible, and even desirable for our shareholders if attainable on attractive terms, our Compensation Committee determined that continuing this comprehensive change of control program would not be appropriate. Instead the Compensation Committee fashioned a compensation program for the executives to incentivize them toward such a goal as explained more fully below.

In addition, the Compensation Committee revised the severance program applicable to its executive officers. Pursuant to the offer letters, if the employment of Mr. McLaughlin or Ms. Larson is terminated without cause, or he or she resigns for good reason, prior to his entitlement to the special retention incentive, he or she is entitled to receive, within five days of his or her separation from service, a lump sum cash payment equal to the sum of (i) annual base salary and target bonus, in the case of Mr. McLaughlin, and (ii) 50% of annual base salary and target bonus, in the case of Ms. Larson.

For purposes of the offer letters, “cause” means actions or omissions by Mr. McLaughlin or Ms. Larson that constitute any of the following or result in: (i) intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any company documents or records; (ii) material failure to abide by our code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including improper use or disclosure of our confidential or proprietary information); (iv) any willful act by the executive that has a material detrimental effect on our reputation or business; (v) repeated failure or inability to perform any reasonable assigned duties after notice and opportunity to cure, such failure or inability; (vi) any material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the executive and the Company, which is not cured; or (vii) conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs his or her ability to perform his or her duties with the Company. For purposes of the offer letters, no act or omission will be deemed “willful” unless done, or omitted to be done, by Mr. McLaughlin or Ms. Larson without a reasonable good faith belief that he or she was acting in the best interest of the Company.

For purposes of the offer letters, “good reason” means the occurrence of any of the following conditions without Mr. McLaughlin’s or Ms. Larson’s consent: (i) a material diminution in authority, duties or responsibilities, causing the executive’s position to be of materially lesser rank or responsibility within the Company; (ii) a requirement that the executive report to a corporate officer or other employee rather than directly to (x) our Board or the board of directors of our parent, in the case of Mr. McLaughlin, or (y) our chief executive officer, in the case of Ms. Larson; (iii) a material reduction in base salary or bonus, unless reductions comparable in amount and duration are concurrently made for all other officers; or (iv) any action or inaction by the Company that constitutes a material breach of the offer letter.

Longer-Term Incentives

The attainment of one of the business missions of the Company, monetization of its royalty income on acceptable terms, could increase shareholder return, effect a change of control and eventually result in the termination of employment of our executive officers. Further, attainment of this goal, if feasible, could take one or more transactions and might require more than one year to accomplish. Cognizant of these parameters, the Compensation Committee reviewed its program of long-term incentives and revised it. In fashioning the new program of long-term incentives, the Compensation Committee believed that it was important to utilize a mix of cash-based incentives and equity-based incentives, deciding upon a ratio of 70% in cash and 30% in restricted shares. The Compensation Committee believed that it was important to include a significant cash component because the accomplishment of a monetization transaction may result in a change in control and the loss of employment for some or all of the executive officers. Thus, the cash component of the long-term incentive serves a dual purpose: alignment with shareholders to accomplish a monetization transaction if feasible on acceptable terms and financial support in the likely event that the officers are terminated following such a transaction. To ensure alignment with shareholders, the Compensation Committee believed that there should be an equity component to the long-term incentives and made grants of restricted shares. Inclusion of the equity component helps align management with the shareholders by ensuring that only monetization transactions on terms attractive to equity holders are implemented.

In the employment offer letters entered into with Mr. McLaughlin and Ms. Larson in 2008, each of them was granted a special retention incentive award comprised of two components: (i) the right to receive a cash payment, $700,000 and $420,000 for Mr. McLaughlin and Ms. Larson, respectively; and (ii) a number of unvested restricted shares of our common stock with a grant value equal to $300,000 and $180,000 respectively. For this purpose, the grant value means the average of the closing prices of our common stock for the first 10 trading days following the Spin-off date. Subject to their continued employment, the special retention incentive award will vest and become payable upon the earlier to occur of (i) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or any securitization or other monetization of all or substantially all of PDL’s assets; or (ii) the second anniversary of the Spin-off date.

Pursuant to their offer letters, on January 2, 2008, Mr. McLaughlin and Ms. Larson were granted 47,916 and 28,749 shares of restricted common stock, respectively, as part of their special retention incentive awards.

For officers of the Company, the philosophy of the Compensation Committee is to make grants of restricted shares at the time of their hire as part of their long-term compensation and not to make any additional equity grants. The Compensation Committee reserves the right to modify this philosophy from time to time if a change is in the interests of the shareholders.

Tax Considerations for Current Operations

Our Compensation Committee considers the provisions of Section 162(m) of the Code and related Treasury Department regulations that restrict deductibility for federal income tax purposes of executive compensation paid to our chief executive officer and each of the three other most-highly-compensated executive officers holding office at the end of any year, other than our chief financial officer, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Both prior to and after the Spin-off, the members of our Compensation Committee qualified as outside directors and continue to qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). Our Compensation Committee is and has been solely responsible for granting stock options to executive officers. Our Compensation Committee’s current policy is to qualify our executives’ compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with our compensation objectives. However, our Compensation Committee will continue to evaluate the advisability of exempting executive compensation from the deductibility limits of Section 162(m).

Stock Ownership Guidelines for Current Operations

Our Board believes that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders. As a result, our Board adopted stock ownership guidelines stating that our non-employee directors, our chief executive officer and our most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

Our stock ownership guidelines encourage the following levels of ownership:

•

Each non-employee director should own shares of common stock with a value of at least three times the annual cash retainer we pay to the non-employee director not later than seven years after the date the person initially becomes a non-employee director;

•

Our chief executive officer should own shares of common stock with a value of at least three times the chief executive officer’s annual base salary not later than seven years after the date the person initially becomes chief executive officer; and

•

Our five most-highly-compensated officers (based on annual base salary), other than our chief executive officer, should own shares of common stock with a value of at least two times the officer’s annual base salary not later than seven years after the date the person initially becomes such an officer.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the ownership guidelines would result in a hardship.

Prohibition Against Certain Equity Transactions

Our Trading Compliance Policy prohibits our officers from engaging in “short” sales and hedging or monetization transactions which could reasonably cause our officers to have interests adverse to our stockholders. “Short” sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our officers from entering into “short” sales because such transactions signal to the market that the officer has no confidence in us or our short-term prospects and may reduce the officer’s incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales. Our officers are also prohibited under our Trading Compliance Policy from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow someone to continue to own the covered securities, but without the full risks and rewards of ownership. If an officer were to enter into such a transaction, the officer would no longer have the same objectives as our other stockholders.

DISCONTINUED OPERATIONS COMPENSATION PROGRAMS

Compensation Program Objectives and Determination Process for Discontinued Operations

Prior to the Spin-off, our Compensation Committee solicited and received input from our Human Resources, Finance and Legal Departments and chief executive officer and took this input into consideration in determining the structure and amount of compensation for our individual officers. The Compensation Committee also solicited input from other Outside Directors in evaluating the performance of our chief executive officer. Members of management and of our Human Resources, Finance and Legal Departments and our chief executive officer attended portions of our Compensation Committee’s meetings; however, our chief executive officer was not present during voting or deliberations regarding his compensation. Members of management of our Human Resources, Finance and Legal Departments were not present during voting regarding our chief executive officer’s compensation, but were asked to participate in certain of the deliberations regarding our chief executive officer’s compensation.

Our Compensation Committee annually reviewed and evaluated the components and effectiveness of our executive compensation program to ensure that our programs were consistent with our overall compensation philosophy, that they contributed to the achievement of corporate goals and that they were aligned with the marketplace in which we compete for executive talent. In conducting its annual review and evaluation, our Compensation Committee had used the services of independent compensation consultants to provide advice regarding executive compensation, including with respect to the composition of our peer group, gathering peer group and other relevant executive compensation information and analysis of this information and preparing “tally sheets” of each officer’s compensation for our Compensation Committee’s review.

Peer Group Selection and Benchmarking for Discontinued Operations

In early 2007, our Compensation Committee had, with the assistance of J. Richard Associates, selected a peer group of companies consisting of the 10 publicly-traded biotechnology companies listed below, which we believed were our peers for executive compensation purposes and with which we competed for executive talent as of early 2007. These companies were: Sepracor, Inc., Amylin Pharmaceuticals, Inc., Cephalon, Inc., Millennium Pharmaceuticals, Inc., Vertex Pharmaceuticals Inc., Imclone Systems Inc., Invitrogen Corporation, OSI Pharmaceuticals, Inc., Alkermes, Inc. and Neurocrine Biosciences, Inc. At the time this peer group was selected, we had an employee base of nearly 1,200 employees, a market capitalization significantly larger than our current market capitalization and aggregate annual revenue and expense amounts that were several times our expected annual revenue and expense amounts. Our Compensation Committee used this peer group in February 2008, in connection with our annual review of executive officer base salaries and annual cash bonus.

In May of 2008, the Committee changed the peer group entirely based on the reduction in force—the revised list was comprised of Affymax, Alexza, Arena, Cell Genesys, Dendreon, Exelexis, Geron, Incyte, InterMune, Kosan, Ligand, Maxygen, Nektar, Neurocrine, Rigel, Seattle Genetics, Theravance, Xoma, and ZymoGenetics. This was the list used to determine 2008 equity grants and any cash adjustments. We benchmarked the amount and composition of our executive compensation against these peer group companies on a position-by-position basis comparing executive positions with similar breadth and scope of responsibilities.

In addition, our Human Resources group periodically purchased third-party compensation benchmark surveys, including the Global Life Sciences Survey produced by Radford, and prepared and provided additional analyses to assist our Compensation Committee’s evaluation and comparison of each element of executive compensation.

Historically, our Compensation Committee reviewed the survey and peer group compensation information it received to ensure that our total compensation program for executive officers was competitive and that we retain and properly motivate our executive officers.

Compensation Program Elements for Discontinued Operations

Historically, compensation payable to our executive officers was primarily comprised of five elements, which were designed together to motivate our officers to perform in a manner that enabled us to meet our strategic goals and annual business objectives and increase stockholder value. The five elements which comprised our total compensation program prior to the Spin-off were (1) base salary, (2) employee benefits, (3) annual cash incentives, (4) equity incentives and (5) change in control and severance benefits. Each of these elements is discussed in more detail below.

During 2008, our officers and other employees experienced substantial organizational and operational changes as a result of changes in our business and operations, including reductions-in-force and changes in management. Because of these factors, we implemented certain retention programs designed to mitigate the number of voluntary terminations. The retention compensation earned under these programs prior to the Spin-off was in addition to what we would have otherwise paid certain of our officers and employees with respect to their service to the Company. The retention compensation payable to our named executive officers is discussed in more detail below.

Base Salary

Historically, the initial amount of base salary our Compensation Committee determined to pay each of our officers was primarily driven by two factors: (1) the amount the market would pay for similar positions with like responsibilities and (2) the officer’s experience, knowledge, skills and education. In assessing what the market would pay for a given position, our Compensation Committee relied on peer group executive compensation information prepared by outside compensation consultants and compensation benchmark surveys we purchase. Our Compensation Committee targeted the 60th percentile of the market for an officer’s total cash compensation, including base salary. However, the officer’s overall experience and education would then determine where within the market salary range the officer’s base salary was initially set.

Our Compensation Committee annually reviewed each officer’s base salary and customarily adjusted it based on three elements: (1) performance of the officer’s respective functional responsibilities against defined objectives, (2) individual performance, using the performance areas identified below and (3) changes in the competitive marketplace using benchmarks of comparable positions in the biotech industry. To evaluate functional performance, our Compensation Committee received a performance assessment from our chief executive officer, rating each officer’s individual performance. Each officer’s individual and functional area performance was measured through our annual focal review process, which assessed a variety of performance areas and evaluated whether and to what extent the officer’s performance met, exceeded or fell below expectations and how consistently or often performance exceeded expectations. The areas for individual performance review included contributions towards the meeting of corporate objectives and:

•	decision-making ability and exercise of judgment;

•	technical expertise and skills;

•	demonstration of initiative and results achieved;

•	ability to collaborate cross-functionally and teamwork;

•	communication skills;

•	working habits and quality of work;

•	leadership and management skills;

•	coaching, mentoring and development skills; and

•	ability to manage change.

To ensure that each of our officers was compensated commensurate within market parameters, our Compensation Committee reviewed peer group and benchmark survey information, using outside compensation surveys, to assess the reasonableness and competitiveness of annual base salaries and any proposed salary increase for our officers. This benchmarked data helped to ensure that our overall annual adjustments to salary were designed to appropriately reward, incentivize and retain our officers.

Employee Benefits

Historically, we had provided our employees, including our officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which, at the time, provided for a Company matching contribution up to certain limits based on tenure of employment, and a tax-qualified employee stock purchase plan. The costs of our insurance coverage benefits were largely borne by us; however, employees did pay portions of the premiums for some of these benefits. We believed and continue to believe these benefits were of the type customarily offered to employees by our peer group and in our industry.

This element of compensation was intended to provide assurance of financial support in the event of illness or injury, encourage retirement savings through a 401(k) plan and encourage equity ownership by our employees through our employee stock purchase plan.

In connection with the Spin-off, our tax-qualified stock purchase program was terminated.

Cash Incentive Bonuses

Historically, each employee’s baseline target bonus, including each officer’s target bonus, was determined based on the salary grade or level of the employee and equaled a percentage of the employee’s annual base salary. Our Compensation Committee set the target bonus levels by salary grade level for all officers and employees, based on review of peer and benchmarking data and taking into consideration the targeted levels of other elements of compensation. The targeted bonus levels were intended to put a higher amount of total compensation and cash compensation at risk based on our performance and individual performance for officers and employees with relatively higher responsibilities. Our Compensation Committee reviewed target bonuses for officers each year with this goal in mind.

The actual amount of bonus received by each officer was adjusted from the target bonus level based on our performance during the year, as determined by our Board, and individual performance of the officer during the year. As noted above, our chief executive officer conducted the annual assessment of the performance of officers other than our chief executive officer, and our Compensation Committee reviewed our chief executive officer’s assessment of the other officers. Our Compensation Committee was solely responsible for evaluating our chief executive officer’s performance and assessed his performance annually. The individual performance of each officer was reviewed by our Compensation Committee, which determined the amount of target bonus adjustment.

2008 Performance Bonus Program

In June 2008, our Board approved a performance-based bonus program for calendar year 2008 (the “2008 Performance Program”) pursuant to which eligible employees, including officers, would receive cash bonuses for the successful achievement of certain corporate goals during 2008. The 2008 Performance Bonus Program applied to Messrs. Hasnain, Guggenhime and McCamish. For a description of the bonus program and metrics applicable to our current officers, including our current chief executive officer and our current chief financial officer, please see the description above under “Current Operations Compensation Programs – Cash Incentive Bonuses”.

In June and October 2008, our Compensation Committee reviewed management’s estimate of performance against the goals under the 2008 Performance Program and provided input as to the reasonableness of management’s estimates used for financial statement accrual purposes. In December 2008, our Board evaluated performance against the goals under the 2008 Performance Program and determined to fund the bonus pool under the 2008 Performance Program at 108.5% of target.

Pursuant to the Separation and Distribution Agreement that we entered into with Facet Biotech, in February 2009, after the Spin-off, Facet recommended to us the amount of bonus under the 2008 Performance Program earned by certain former PDL employees, including all of the PDL employees who joined Facet Biotech in connection with the Spin-off, with respect to these former PDL employees’ 2008 service to PDL prior to the Spin-off. PDL paid these bonuses in accordance with our recommendation in February 2009. The bonus amounts earned by certain of our named executive officers under the 2008 Performance Program are disclosed in the “Summary Compensation Table” below.

A description of the goals under the 2008 Performance Program, their respective possible weighting and the actual weighting based on our Board’s assessment of performance against the goals under the 2008 Performance Program are set forth in the table below.

Weighting
Goal Category	Goal Met	Possible	Actual
1. Complete Transition of Organization		30%	31.5%
a. Operate within 2008 budget to enable reduced post-restructuring annualized run rate	Yes

b. Effect transformation activities in R&D, including simplifying team and governance structures, establish supply chain functions in Redwood City and effectively outsourcing clinical operations activities

Yes
c. Effect transformation activities in G&A, including streamlining infrastructure and support services and making facility sublease and consolidation decisions to reduce expenses	Partially
d. Close commercial and manufacturing operations asset sales transactions with Otsuka, EKR Therapeutics and Genmab and timely perform transition services obligations to each	Yes
e. Submit Cardene pre-mix bag formulation to FDA and obtain approval	Yes (early)
f. Complete Spin-off of biotechnology assets and operations	Yes (late)

2. Advance Clinical Pipeline		30%	30%
a. Advance daclizumab in phase 2, including with respect to interactions with FDA	Yes
b. Advance elotuzumab in phase 1, including by initiating a phase 1 combo study and enrolling patients	Yes
c. Advance volociximab in oncology studies	Yes (early)
d. Advance PDL192 into the clinic, including by initiating a phase 1 study	Yes

3. Advance Pre-clinical Development		20%	20%
a. Advance PDL241 pre-clinical development to support IND efforts	Yes
b. Identify next IND candidate(s) for potential 2010 IND	Yes
c. Advance antibody engineering technologies	Yes

4. Utilize Collaborations Effectively		20%	22%
a. Execute collaborative agreement for at least one development product	Yes (early)
b. Evaluate novel, early-stage antibody candidates for in-licensing	Yes

Total:		100%	103.5%

Other Considerations:			5.0%

Total Funding Level:			108.5%

A description of certain significant factors considered by our Board in making its bonus determination with respect to the first and fourth goal category is included below.

1.	Complete Transition of Organization – Our Board determined to fund this goal category at 105% of target allocation even though one objective in this category was completed late and two objectives in this category were not completed. The other objectives in this category were performed on time or early.

2.	We completed the Spin-off later than originally planned. This was due in part because we had consciously determined to evaluate opportunities to monetize our antibody humanization royalty assets through a potential sale or securitization transaction in parallel to planning for the Spin-off; we halted its monetization efforts in October 2008, shortly before the Spin-off, primarily due to market conditions at the time. Also, we received multiple rounds of SEC comments. As a result, we did not complete the Spin-off until December 18, 2008.

3.	The two objectives that were not completed in this goal category regard the effort to sublease excess capacity in our Redwood City facility and our plan to consolidate our operations within our facility. During 2008 we marketed our excess capacity to potential sublessees. Overall economic conditions worsened during 2008 and sublease activity declined, adversely impacting our efforts to sublease our excess capacity. We had entered into preliminary discussions with several potential sublessees, however, these discussions did not mature into consummated sublease transactions. Because of the nature and scope of the interest of some of these potential sublessees and other considerations, we determined not to consolidate our operations within the Redwood City facility during 2008.

4.	Utilize Collaborations Effectively – One of our objectives in this goal category was to enter into a collaboration agreement for at least one development program by the end of 2008. On August 18, 2008, the Company and Bristol-Myers Squibb Company (“BMS”) entered into a collaboration agreement regarding the global development and commercialization of our elotuzumab development product. We also granted BMS an option to expand the collaboration to include PDL241, another of our development products. Because this objective was completed early and because of the strategic importance of this objective and the terms and scope of the collaboration agreement with BMS, our Board of Directors determined to fund this goal category at 110% of target allocation.

In evaluating the Company’s performance under the 2008 Performance Program, our Board of Directors also considered PDL’s performance of goals under the 2008 Performance Program in light of other factors, including:

•	The lack of a chief executive officer during significant portions of the year;

•	The efforts undertaken to evaluate opportunities to monetize our antibody humanization royalty assets, which was not among the goals in the 2008 Performance Program;

•	The significant time and attention dedicated to planning for the Spin-off, which was a late addition to the 2008 Performance Program;

•	The implementation of the restructuring announced in March 2008;

•	The uncertainty associated with the above events and efforts; and

•	Strategic review efforts conducted during the year.

Because most of the objectives in the 2008 Performance Program were successfully completed, including several which were completed early or in a manner that exceeded expectations, notwithstanding the above factors, our Board of Directors determined to increase the overall funding of the 2008 bonus pool by 5% in recognition of the added difficulty of achieving objectives during 2008. In February 2009, the Compensation Committee of the Board of Directors of Facet Biotech (“Facet Biotech Compensation Committee”) evaluated the individual performance of each of its officers to determine the amount of bonus they would earn with respect to 2008 service. The target bonus for certain of our named executive officers for the bonuses earned in 2008, as adjusted for the Company’s performance under the 2008 Performance Program and individual officer performance, are included in the table below. The actual cash bonuses earned by each named executive officer with respect to 2008 service are listed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Named Executive Officer	Target Bonus (unadjusted)	Bonus (adjusted for Company performance(1))		Final Bonus (adjusted for Company and individual performance)
Faheem Hasnain	75.0%	18.75	%(2)	18.75%
Andrew Guggenhime	37.5%	40.69%		49.72%
Mark McCamish	37.5%	40.69%		40.69%

(1)

The target bonus of each named executive officer, other than our Chief Executive Officer, was multiplied by 108.5%, the performance multiplier under our 2008 Performance Program, before further adjustment to reflect individual performance.

(2)	In accordance with Mr. Hasnain’s offer letter, his target bonus was prorated based on his October 1, 2008 start date with PDL and equaled 18.75% after the proration factor was applied.

Mr. Hasnain’s offer letter, which was negotiated at the time he joined PDL in October 2008, provided that his bonus with respect to 2008 service would be prorated and based on his contribution to PDL’s and Facet Biotech’s achievement of 2008 goals and objectives during 2008 and his individual performance during this period. Prior to the Facet Biotech Compensation Committee’s determinations regarding individual officer bonuses, we understand that Mr. Hasnain recommended to the Facet Biotech Compensation Committee that his target bonus not be adjusted by 108.5%, the amount by which other employees’ bonuses were adjusted to reflect the Company’s performance of goals under the 2008 Performance Program, because he had joined PDL late in the year and had not impacted the bulk of PDL’s performance during 2008. The Facet Biotech Compensation Committee considered Mr. Hasnain’s request and his demonstrated leadership during the transition of the Company through the Spin-off, including the efforts undertaken to evaluate and refine the Company’s strategic focus and direction in a disciplined and expeditious manner, and set Mr. Hasnain’s bonus at 100% of target, which prorated for his three months of service in 2008 resulted in an 18.75% bonus.

In determining Mr. Guggenhime’s bonus, the Facet Biotech Compensation Committee took into account his heightened leadership role during 2008 from late-May 2008 until October 2008, when PDL did not have a Chief Executive Officer, his leadership role in the sales of our commercial and cardiovascular product-related assets and our antibody manufacturing facilities-related assets, each of which closed in March 2008, and his leadership in our efforts to plan for and implement the Spin-off and evaluate opportunities to monetize our antibody humanization royalty assets.

In determining Dr. McCamish’s bonus, the Facet Biotech Compensation Committee considered Dr. McCamish’s heightened leadership role during 2008 when the Company did not have a Chief Executive Officer as well as his leadership of the Clinical organization and contribution to the corporate goals relating to advancing our clinical pipeline.

Equity Incentives

Historically, we believed that equity awards encouraged the perspective necessary for us to have met longer-term financial and strategic goals and more closely aligned the interests of our employees with those of our stockholders. We also believed that equity incentives were a key part of our ability to attract and retain employees, especially officers, in a highly-competitive labor market.

Discontinued Operations—Equity Grant Policies

New Hire Grants

Historically, we granted to all our new employees stock option awards in connection with the start of their employment. The number of option shares granted to a new employee was based on the salary grade of the new employee and is subject to grant size guidelines established by our Compensation Committee. Because compensation packages for officers tended to be more highly negotiated than were compensation packages for other employees, equity awards to officers occasionally varied from our customary guidelines to a greater degree than awards to other employees and often included a mix of stock options and restricted stock. For retention purposes, we targeted the size of our equity grants to be competitive with our peers and roughly at the 60th percentile based on compensation survey data. However, the actual grant date fair value of a given equity grant to an officer on occasion differed from the 60th percentile target grant size for that officer’s position as it was dependent on the officer’s experience, knowledge, skills and education. In addition, new hire equity grants to officers were on occasion heavily negotiated; in which case, a particular grant may deviate from the 60th percentile target grant size for a particular position.

Stock option grants to new employees, other than officers, were approved and granted by the Equity Grant Committee of our Board on the first business day of the week following the new employee’s start date and had an exercise price equal to the closing price of our common stock on the date of grant. We believed that the process of granting new hire option grants on a weekly basis provided an even-handed, fair approach for our employees generally, because the new hire stock option grant to each new employee was granted closer in time to the employee’s decision to accept an employment offer. Stock option grants to promoted employees, other than officers, were also customarily approved and granted by the Equity Grant Committee on the first business day of the first week after the date of the promotion. Most promotions occurred in March in connection with the annual performance review process; however, promotions also may have occurred from time to time throughout the year. The new hire and promotion stock option grants vested over four years with 25% of the shares subject to the option vesting on the first anniversary of the grant date and 1/48 of the shares subject to the option vesting monthly after the first anniversary.

The Equity Grant Committee was not authorized to grant equity awards to those officers that would be deemed “officers” (“Section 16 Officers”) under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Grants to Section 16 Officers were made only by our Compensation Committee. Grants to other officers were also customarily made by our Compensation Committee and not by our Equity Grant Committee, even though our Equity Grant Committee also had the authority to grant equity awards to these other officers. Our Compensation Committee customarily approved the general terms of employment offers to prospective new officers, subject to limitations that allowed our management to negotiate final terms with the candidate. The equity award grant negotiated with the prospective new officer would then be sent to our Compensation Committee for approval after the officer candidate accepted the employment offer but before the start of employment. Because stock option grants to newly-hired officers were customarily approved prior to the start of employment, these grants were usually effective on the officer’s employment start date and had an exercise price equal to the closing price of our common stock on the officer’s employment start date, which was the grant date. Our Compensation Committee also approved equity awards to officers in connection with promotions. These grants were customarily effective on the date of the promotions.

Annual Incentive Grants

In addition to new hire option grants, our employees, including our officers, were eligible to receive annual equity awards, which were granted mid-year. Our annual stock option and restricted stock grants were, on average, approximately half the size of the grants that would otherwise have been made to a new hire of the same salary grade, although an employee’s individual performance affected the actual size of the grant, with higher performers receiving larger awards and lower performers receiving smaller or no awards. The goal of our annual equity incentive grant was to provide officers and employees with incentives to improve corporate performance and to remain with the Company.

We allocated between stock options and restricted stock awards to our employees and officers on a case-by-case basis with awards weighted to either stock options or restricted stock for individual officers or employees based on our Compensation Committee’s assessment in individual cases of the relative motivational impact of the respective types of equity and consistent with our Compensation Committee’s goal to minimize dilution of stockholders. Our Compensation Committee determined the number of option shares or shares of restricted stock to be granted to each individual employee or officer based on a review of:

•	The employee’s or officer’s position at the Company;

•	His or her individual performance;

•	The number of unvested stock options and restricted shares held by the officer or employee;

•	The amount by which the employee’s or officer’s stock options were “in the money,” that is the extent to which the current market price exceeded the exercise price of such stock options; and

•	Other factors, including independent equity compensation survey data.

Our annual stock option grants had an exercise price equal to the closing price of our common stock on the date of grant and vested with respect to 1/48 of the shares subject to the option on a monthly basis after the grant date. Annual restricted stock grants vested annually with respect to 25% of the shares subject to the grant.

Effect of the Spin-off

In connection with the Spin-off, the employment of nearly all of our employees was terminated and these employees were immediately hired by Facet Biotech because they supported our Biotechnology Operations. Upon the Spin-off, the unvested stock options held by these employees terminated, the vested portion of their stock options remained exercisable for three months following the Spin-off and any unvested restricted stock held by these employees was cancelled. Facet Biotech did not assume any of the PDL stock options held by these employees in connection with the Spin-off.

Discontinued Operations—Policy on Timing of Equity Grants

Historically, we did not have any plan or practice to time equity grants in coordination with our public release or disclosure of material nonpublic information. We also did not time our release of material nonpublic information for purposes of affecting the value of compensation to employees, including our officers. Under our equity compensation plans:

•

Equity grants approved by our Board or Compensation Committee were granted effective as of the date of the meeting (the “Grant Date”), unless another later date was specified by the Board or Compensation Committee, at its discretion, including because the public announcement of material information was anticipated.

•

Equity grants approved by our Board or Compensation Committee pursuant to a unanimous written consent were effective as of the first business day of the week following the receipt by the Company of the last signature required for such consent, unless another effective date was specified by the terms of such consent, which date could not be earlier than the date the written consent becomes effective.

•	Equity grants to our new employees were granted effective on the first business day of the week following the start date for such employees.

•	Equity grants to existing employees for promotion or to reward performance were granted effective on the first business day of the week following the final approval of the promotion.

Discontinued Operations—Change in Control, Retention and Severance Benefits

Our Compensation Committee had determined that offering comprehensive change in control benefits would better ensure the retention of our officers during the pendency of a potential change in control transaction. Without these benefits, officers may have been tempted to leave prior to the closing of the change in control, especially if they did not wish to remain with the entity after the transaction closed, and any such departures could have jeopardized the consummation of the transaction or our interests if the transaction did not close and we remain independent. Our Compensation Committee believed that these benefits therefore served to enhance stockholder value in any such transaction, and aligned our officers’ interests with those of our stockholders in change in control transactions.

Retention and Severance Plan

Prior to the Spin-off, we sponsored a Retention and Severance Plan, or the “retention plan,” which provided for the acceleration of vesting of equity awards and severance benefits in connection with a participant’s involuntary termination of employment, whether following a “change in control” or otherwise. Prior to the Spin-off, our officers, including certain of our named executive officers, were eligible to receive benefits under the retention plan. The extent of vesting acceleration and amount of severance payable to an officer was based on whether an officer was a “vice president,” “senior vice president” or the “chief executive officer.”

Immediately prior to a change in control as defined under the retention plan, regardless of whether or not the surviving or acquiring entity assumed or issued substituted awards for stock options, 100% of the unvested portion of stock options and restricted stock held by our chief executive officer would have vested.

Immediately prior to a change in control in which the surviving or acquiring entity assumed or issued substitute awards for stock options, 50% of the unvested portion of stock options and restricted stock held by each of our other executive committee members would have vested. No acceleration of the vesting of stock options and restricted stock held by our other officers would have occurred in such a change in control. However, if the surviving or acquiring entity in a change in control did not assume options or restricted stock or otherwise issue substitutes for those awards, then, immediately prior to the change in control, 50% of the unvested portion of restricted stock held by each executive committee member other than the chief executive officer would have vested and the vesting of each officer’s stock options (including non-executive committee members) would have accelerated based on the length of the executive service with us.

We believed that the “single trigger” acceleration of unvested stock options and restricted stock described above provided an incentive for our officers to remain employed with us through the closing of the change in control. Without the above-described acceleration of equity awards, officers could have been tempted to leave us prior to the closing of the change in control, especially if they did not wish to remain with the acquiring or surviving entity, and any such departures could have jeopardized the consummation of the transaction or our interests if the transaction did not close.

The retention plan also provided for severance and health and life insurance continuation benefits and the further acceleration of equity awards in the event the participating officer’s employment was terminated other than for “cause” or the officer terminated his or her employment for “good reason,” as defined under the plan (each, a “triggering termination”). The severance benefits and equity acceleration in connection with a triggering termination were conditioned on the officer’s execution of a general release of all claims against us in a form prescribed by the retention plan.

The Spin-off did not trigger any of these change in control benefits or severance benefits, and following the Spin-off, we are no longer obligated to provide any of the foregoing severance benefits to any current or former employee, including the employees of Facet Biotech, and, more specifically, any of those individuals identified in this proxy statement as having been one of our named executive officers in 2008.

2008 Cash Retention Bonuses and Severance Benefits

Prior to March 2008, we had undertaken a strategic review leading to asset divestiture process and restructuring, which significantly changed the strategic direction and operational scope of the Company. The uncertainty caused by the strategic review, asset sale processes, restructuring and related reductions-in-force that we undertook created anxiety among our employees. We believed that this caused voluntary attrition to increase and could cause attrition to continue because of employees’ uncertainty regarding the continuation of employment. As a result, in an effort to mitigate the number of voluntary terminations, we approved a broad-based retention bonus program in which continuing employees, including officers, and certain transition employees participated.

In March 2008, our Compensation Committee approved certain severance benefits for:

•	Richard Murray, our Executive Vice President and Chief Scientific Officer

•	Mark McCamish, our Senior Vice President and Chief Medical Officer

•	Andrew Guggenhime, our Senior Vice President and Chief Financial Officer

In the event Dr. Murray’s, Dr. McCamish’s or Mr. Guggenhime’s employment with us was terminated by us without “cause” prior to a “change in control” (both as defined in our 2005 Plan), and the individual remained employed in good standing through such date and signed and did not revoke a general release of all claims, the individual was eligible to receive:

•	a lump sum severance payment equal to one year of his annual base salary plus 100% of his target annual bonus,

•	12 months of company-paid COBRA benefits,

•	six months of outplacement services, and

•	acceleration of the vesting of 50% of the total number of shares originally subject to each of the individual’s stock options.

In March 2008, our Compensation Committee also approved cash retention bonuses payable to each of Dr. Murray, Dr. McCamish and Mr. Guggenhime in the amounts and on the dates set forth below, provided that such individual remained employed in good standing through such date and signed and did not revoke a general release of all claims.

In the event Dr. Murray’s, Dr. McCamish’s or Mr. Guggenhime’s employment with us was terminated without cause prior to December 31, 2009, such individual was eligible to receive a prorated amount of the next retention bonus that such individual would otherwise have earned. If such employment termination occurred before September 30, 2008, the proration would be based on the number of months between March 4, 2008 and such termination date, rounded up to the nearest whole month. Otherwise, such proration would be based on the number of months between the last retention bonus payment date and the date of such termination, rounded up to the nearest whole month.

In the event Dr. Murray’s, Dr. McCamish’s or Mr. Guggenhime’s employment with us was terminated for cause or such officer voluntarily terminated employment with us, such individual would not receive any unearned portion of the retention bonuses.

Also, none of the foregoing severance benefits or retention bonuses was due in the event that Dr. Murray’s, Dr. McCamish’s or Mr. Guggenhime’s employment was terminated in connection with the Spin-off, provided that such officer received from Facet Biotech an offer of employment for a comparable position, which provided for retention bonuses and severance benefits consistent with what is described above.

The following named executive officers, earned retention bonuses on the dates and in the amounts set forth in the table below.

	Retention Bonus Payment Date
	July 31, 2008	September 30, 2008	October 31, 2008
Andrew Guggenhime	$25,000	$66,000	$25,000
Mark McCamish	$25,000	$69,000	$25,000
Richard Murray	$25,000	$81,000	—

In May 2008, our Board of Directors eliminated the position of Interim Chief Executive Officer, which was then held by L. Patrick Gage, and Dr. Gage and Ms. Karen Dawes, who was our Chairperson of the Board at the time, resigned from our Board. The remaining three PDL Board members jointly constituted an Office of the Chair of the Board and the members of our Executive Team reported directly to the Office of the Chair while we continued our search for a new Chief Executive Officer. At that time, we were in the midst of preparing for the Spin-off and evaluating opportunities to sell or securitize all or part of our Royalty Operations and we had not yet completed our restructuring. Because of the strategic importance all of these efforts and the greater uncertainty for executive officers after the elimination of the Interim Chief Executive Officer position and the significant change in the size of our Board of Directors, in June 2008, our Compensation Committee approved additional retention bonuses for our executive officers, and granted restricted stock awards to Dr. McCamish and Mr. Guggenhime, which fully vested upon the Spin-off.

Severance Benefits for Interim Chief Executive Officer

On May 28, 2008, the position of Interim Chief Executive Officer of the Company was eliminated and as a result Dr. Gage’s employment with the Company terminated (the “Separation Date”). Subsequently, the Company entered into a release agreement with Dr. Gage pursuant to which he was provided with a lump sum severance payment equal to $162,500 and reimbursement for reasonable moving expenses up to a limit of $5,000, in return for his release of claims against the Company.

Dr. Gage was not deemed a “participant” under our Executive Retention and Severance Plan.

Severance Benefits for Dr. Murray

On September 19, 2008, we entered into a separation agreement and general release with Dr. Murray. Pursuant to the release agreement, Dr. Murray provided a general release of claims to us and we agreed to make the following payments and provide the following benefits to Dr. Murray:

•	a payment of $221,225, which was equal to six months of Dr. Murray’s annual base salary as of his resignation date;

•	a payment of $110,613, which was equal to 50% of Dr. Murray’s annual target bonus as of the his resignation date;

•	a retention payment of $81,000;

•	12 months of Company-paid COBRA benefits, provided that Dr. Murray timely elected COBRA coverage;

•	six months of Company-paid outplacement services, provided that Dr. Murray activated such services by November 15, 2008; and

•

amendment of certain of Dr. Murray’s fully vested options to purchase an aggregate of 110,313 shares of common stock, which increased the post-termination exercise period for these options from three months following the Resignation Date to nine months following the Resignation Date.

The cash payments were made to Dr. Murray in a lump sum payment. Dr. Murray elected to receive the Company-paid COBRA benefits in a timely fashion, but did not elect to receive the outplacement services.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officers, our chief financial officers, and our two other most-highly-compensated executive officers (the “named executive officers”) during 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Non-Equity Incentive Plan Compensation ($)		Stock Awards(1) ($)		Option Awards(2) ($)		All Other Compensation ($)		Total ($)
Current Operations
John McLaughlin Chief Executive Officer(a)	2008	76,923	(3)	—		62,500		22,412	(5)	19,016	(5)	357		181,208

Christine Larson Chief Financial Officer(b)	2008	17,500	(4)	—		—		5,113		—		2,000		24,613

Discontinued Operations
L. Patrick Gage Former Interim Chief Executive Officer(c)	2008	265,834	(6)	—		—		—		247,360		222,483	(7)	735,677
	2007	162,500	(6)	—		—		—		67,020		31,472	(8)	260,992

Faheem Hasnain Former President and Chief Executive Officer(d)	2008	112,115	(9)(10)	—		103,125	(11)	—		—		25,787	(12)	241,027

Andrew Guggenhime Former Senior Vice President and Chief Financial Officer(d)	2008	345,804	(9)	116,000	(13)	180,000	(11)	129,590		319,478		4,619	(14)	1,095,491
	2007	348,081	(6)	17,755	(15)	97,245	(15)	59,340		301,569		3,668	(14)	827,658
	2006	228,750	(16)	74,900	(17)(18)	—		44,307		168,410		3,365	(14)	519,732

Mark McCamish Former Senior Vice President and Chief Medical Officer(d)	2008	373,277	(9)	119,000	(13)	155,874	(11)	117,390		179,928		5,263	(14)	950,732
	2007	308,308	(19)	187,471	(15)(20)	92,529	(15)	29,898		143,896		5,032	(14)	767,134

Richard Murray Former Executive Vice President and Chief Scientific Officer(e)	2008	303,475	(21)	106,000	(13)	110,613		91,801		243,500		260,164	(22)	1,115,553
	2007	418,460	(23)	18,047	(15)	156,953	(15)	158,165		319,050		6,810	(14)	1,077,485
	2006	375,000		116,250	(17)	—		118,968		178,371		5,810	(14)	794,399

(a)	Mr. McLaughlin was an outside director on our Board until he joined the Company as a Special Advisor on November 6, 2008, and became our chief executive officer on December 18, 2008.
(b)	Ms. Larson joined the Company as Senior Financial Advisor effective December 15, 2008 and became our chief financial officer on December 18, 2008.
(c)	Dr. Gage resigned his position as interim chief executive office of the Company on May 28, 2008.
(d)	Messrs. Hasnain, Guggenhime and McCamish resigned their positions with the Company on December 18, 2008 to join the spin-off, Facet Biotech.
(e)	Dr. Murray resigned his position as Executive Vice President and Chief Scientific Officer of the Company in August 2008.
(1)

Amounts listed in this column reflect the compensation cost PDL recognized for financial statement purposes during 2008 for the shares of PDL restricted stock held by our named executive officer calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”). See note 3 of PDL’s “Notes to consolidated financial statements” in PDL’s annual report on Form 10-K filed with the SEC on March 2, 2009 for a discussion of assumptions PDL made in determining the compensation costs included in this column.

(2)

Amounts listed in this column reflect the compensation cost PDL recognized for financial statement purposes during 2008 for the stock awards held by the named executive officer calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See note 3 of PDL’s “Notes to consolidated financial statements” in PDL’s annual report on Form 10-K filed with the SEC on March 2, 2009 for a discussion of assumptions PDL made in determining the compensation costs included in this column.

(3)	Mr. McLaughlin’s annual base salary in 2008 was $500,000. The amount of salary earned is lower than his base salary, however, because Mr. McLaughlin joined PDL in November 2008.
(4)	Ms. Larson’s annual base salary in 2008 was $350,000. The amount of salary earned is lower than her base salary, however, because Ms. Larson joined PDL in December 2008.
(5)

The shares subject to option granted to Mr. McLauglin were granted with respect to Mr. McLaughlin’s service as an Outside Director. The restricted shares granted with respect to Mr. McLaughlin’s service as President and Chief Executive Officer.

(6)

Dr. Gage’s annual base salary in each of 2007 and 2008 was $650,000. The amount of salary earned in each year is lower than his base salary, however, because Dr. Gage joined us as Interim Chief Executive Officer in October 2007, and resigned his position in May 2008.

(7)

Consists of (a) a $162,500 severance payment to Dr. Gage, (b) accrued vacation, (c) matching contributions we made to Dr. Gage’s 401(k) plan with respect to his 2008 contributions and (d) travel and temporary housing expenses reimbursed pursuant to our employment offer letter with Dr. Gage.

(8)

Consists of (a) matching contributions we made to Dr. Gage’s 401(k) plan with respect to his 2007 contributions and (b) travel and temporary housing expenses reimbursed pursuant to our employment offer letter with Dr. Gage.

(9)	This amount consists of 2008 salary earned as a PDL employee through November 30, 2008 and salary earned as a Facet Biotech employee from December 1, 2008 through December 31, 2008.
(10)

Mr. Hasnain’s annual base salary in 2008 was $550,000. The amount of salary earned is lower than his base salary, however, because Mr. Hasnain joined PDL in October 2008, and resigned his position with the Company on December 18, 2008 to join the spin-off, Facet Biotech.

(11)	This amount reflects the amount of cash bonus earned under the 2008 Performance Program relating to service with both PDL and Facet Biotech.
(12)

Pursuant to the offer letter Mr. Hasnain entered into with both PDL and Facet Biotech, he was entitled to a $6,000 monthly housing allowance and reimbursement of up to $7,500 of his attorneys’ fees incurred in connection with his negotiation of his offer letter with PDL. This amount consists of three months of the housing allowance benefit and reimbursement of Mr. Hasnain’s attorneys’ fees.

(13)

Certain of our named executive officers earned retention bonuses on the dates and in the amounts set forth in the table below. See the section titled “Discontinued Operations—2008 Retention Bonus Program” above in the “Compensation Discussion & Analysis” section for more information regarding these bonuses.

Retention Bonus Payment Date

	July 31, 2008	September 30, 2008	October 31, 2008
Andrew Guggenhime	$25,000	$66,000	$25,000
Mark McCamish	$25,000	$69,000	$25,000
Richard Murray	$25,000	$81,000	—

(14)	Consists of (a) matching contributions PDL made to the officer’s 401(k) plan and (b) insurance premiums paid with respect to life insurance for the benefit of the officer.
(15)

Based on PDL’s performance against stated goals in PDL’s 2007 Performance Program, PDL’s Compensation Committee funded PDL’s bonus pool at 74.5%. PDL’s Compensation Committee, in the exercise of its discretion, increased the funding of the bonus pool by an additional 5.5% to recognize PDL’s achievement of strategic goals and objectives that were adopted in the second half of 2007, which were not included as goals or objectives under the 2007 Performance Program when it was originally developed and adopted. As a result, a portion of this officer’s bonus is classified under the “Non-equity Incentive Plan Compensation” column and the remainder is classified under the “Bonus” column.

(16)	Mr. Guggenhime’s annual base salary in 2006 was $305,000. The amount of salary earned is lower than his base salary, however, because Mr. Guggenhime joined PDL in April 2006.
(17)

Although the target bonuses (not including hiring bonuses that were earned by some of PDL’s named executive officers) of each of PDL’s executive officers earned in 2006 were adjusted based on PDL’s performance during 2006, PDL had not established or communicated to PDL’s executive officers a formal connection between the amount of the target bonus the executive officer would receive and the extent to which PDL achieved PDL’s company-wide objectives until November 2006. Because of this, the bonuses that PDL’s named executive officers received with respect to 2006 bonuses that were impacted by PDL’s performance are classified in the “Bonus” column and not classified and disclosed as awards under a non-equity incentive plan.

(18)	Includes a hiring bonus of $20,000 PDL paid to Mr. Guggenhime at the start of his employment with PDL in April 2006.
(19)	Dr. McCamish’s annual base salary in 2007 was $360,000. The amount of salary earned is lower than his base salary, however, because Dr. McCamish joined PDL in February 2007.
(20)	Includes a hiring bonus of $100,000 and a relocation bonus of $55,000 PDL paid to Dr. McCamish at the start of his employment with PDL in February 2007.
(21)	Dr. Murray’s annual base salary in 2008 was $442,450. The amount of salary earned in 2008 is lower than his base salary, however, because Dr. Murray resigned his position in August 2008.
(22)

Consists of (a) $221,225 in severance payments made to Dr. Murray, (b) accrued vacation, (c) matching contributions we made to Dr. Murray’s 401(k) plan with respect to his 2008 contributions and (d) insurance premiums paid with respect to life insurance for the benefit of Dr. Murray.

(23)

Dr. Murray’s annual base salary in 2007 was $421,350. The amount of salary earned is lower than his base salary, however, because one of the two salary increases Dr. Murray received in early 2007 was not retroactive to January 1, 2007.

Grants of Plan-Based Awards During 2008

The following table lists each grant of plan-based awards made by PDL during 2008 to our named executive officers.

Name	Plan/ Grant Date	Date of Board of Directors Action	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
Current Operations
John McLaughlin	10/08/2008	10/08/2008	—	43,500	(1)	$8.31	$110,333

Discontinued Operations
L. Patrick Gage	—	—	—	—		—	—
Faheem Hasnain	10/01/2008	09/16/2008	125,000	—		—	$1,167,500
	10/01/2008	09/16/2008	—	650,000		$9.34	$2,250,690
Andrew Guggenhime	06/19/2008	06/19/2008	10,000	—		—	$111,400
Mark McCamish	06/19/2008	06/19/2008	10,000	—		—	$111,400
Richard Murray	—	—	—	—		—	—

(1)	The 43,500 shares subject to option granted to Mr. McLaughlin were granted with respect to Mr. McLaughlin’s service as an Outside Director.

We have not engaged in any option repricings or other modifications to any of the outstanding equity awards received by our executive officers during 2008.

Employment Arrangements

Current Operations

John P. McLaughlin

We entered into an employment offer letter with John McLaughlin on November 4, 2008, pursuant to which Mr. McLaughlin agreed to join the Company as Senior Advisor effective November 6, 2008. On the Spin-off date, December 18, 2008, Mr. McLaughlin was appointed our President and Chief Executive Officer. Pursuant to his offer letter, Mr. McLaughlin is an at-will employee and earns an annual base salary of $500,000. Mr. McLaughlin’s annual target bonus is 50% of his annual base salary, with the actual amount earned dependent upon company and individual performance. Pursuant to his offer letter, Mr. McLaughlin’s bonus with respect to his 2008 service was prorated based on his employment commencement date and was determined by his contribution to the Company’s achievement of 2008 goals and objectives and his individual performance during 2008. Pursuant to his offer letter, we granted Mr. Mc Laughlin a special incentive retention award on January 2, 2009, consisting of a right to receive $700,000 in cash and 47,916 restricted shares of our common stock. Subject to Mr. McLaughlin’s continued employment, the special retention incentive will vest and become payable upon the earlier to occur of (i) the second anniversary of the Spin-off date, or (ii) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or any securitization or other monetization of all or substantially all of PDL’s assets.

Pursuant to his offer letter, if the employment of Mr. McLaughlin is terminated by us without cause, or he resigns for good reason, following his accession to the Chief Executive Officer position, but prior to his entitlement to the special retention incentive, Mr. McLaughlin is entitled to receive, within five days of his separation from service, a lump sum cash payment equal to the sum of his annual base salary and target bonus.

Christine Larson

We entered into an employment offer letter with Christine Larson on December 15, 2008, pursuant to which Ms. Larson agreed to join PDL as Senior Financial Advisor effective December 15, 2008. On the Spin-off date, Ms. Larson was appointed our Vice President and Chief Financial Officer. Pursuant to her offer letter, Ms. Larson serves as an at-will employee and earns an annual base salary of $350,000. Ms. Larson’s annual target bonus is equal to 40% of her annual base salary, with the actual amount earned dependent upon company and individual performance. Pursuant to her offer letter, we have also agreed to provide assistance to Ms. Larson to rent housing in Nevada near to our corporate headquarters and will pay her a housing allowance of $4,000 per month for the duration of her employment with us. In addition, we have agreed to reimburse Ms. Larson up to $10,000 for her moving expenses.

Pursuant to her offer letter, we granted Ms. Larson a special incentive retention award on January 2, 2009, consisting of a right to receive $420,000 in cash and 28,749 restricted shares of our common stock. Subject to Ms. Larson’s continued employment, the special retention incentive will vest and become payable upon the earlier to occur of (i) the second anniversary of the Spin-off date, or (ii) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or any securitization or other monetization of all or substantially all of PDL’s assets.

Pursuant to her offer letter, if the employment of Ms. Larson is terminated by us without cause, or she resigns for good reason, following her accession to the Chief Financial Officer position, but prior to her entitlement to the special retention incentive, Ms. Larson is entitled to receive, within five days of her separation from service, a lump sum cash payment equal to 50% of the sum of her annual base salary and target bonus.

Discontinued Operations

We entered into employment offer letters with Faheem Hasnain, L. Patrick Gage, Andrew Guggenhime, Richard Murray and Mark McCamish executive officers in connection with their start of employment with us.

Upon the Spin-off, our obligations under these offer letters were transferred to Facet Biotech, and we are no longer liable for any payments and benefits thereunder.

Option Exercises and Stock Vested in 2008

The following table lists the number of shares of PDL common stock acquired upon exercise of options by each named executive officer during 2008 and the number of shares of restricted PDL common stock held by each named executive officer that vested during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Current Operations
John McLaughlin	—	—	—	—
Christine Larson	—	—	—	—

Discontinued Operations
L. Patrick Gage	12,000	$76,320	—	—
Faheem Hasnain	—	—	—	—
Andrew Guggenhime	—	—	11,875	$114,244
Mark McCamish	—	—	11,875	$123,131
Richard Murray	20,000	$110,400	8,300	$89,433

(1)	Value realized on exercise equals the aggregate differences between the market price and the exercise price at the time of each option exercise.
(2)	Value realized on vesting equals the market value of the shares that vested on the vesting date.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Outstanding Equity Awards at December 31, 2008

The following table sets forth information regarding each unexercised option to purchase shares of PDL common stock held by our named executive officers as of December 31, 2008. As a result of the Spin-off, the unvested portion of each PDL stock option held by those named executive officers whose employment terminated as a result of the Spin-off terminated and the then-vested portion of each PDL stock option remained exercisable until March 17, 2009, at which time any unexercised portion of these PDL stock options terminated. Also as a result of the Spin-off, the unvested portion of any PDL restricted shares held by these named executive officers terminated.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)
Current Operations
John McLaughlin(2)	5,165	38,335	$5.414	10/8/2015
Christine Larson	—	—	—	—

Discontinued Operations
Faheem Hasnain(3)	—	—	—	—
Andrew Guggenhime	43,333	—	$25.344	3/17/2009
	11,666	—	$14.234	3/17/2009
	9,166	—	$16.104	3/17/2009
	10,000	—	$19.204	3/17/2009
Mark McCamish	37,187	—	$16.244	3/17/2009
	6,666	—	$19.204	3/17/2009
Richard Murray	10,625	—	$4.954	3/17/2009
	39,688	—	$12.354	3/17/2009
	60,000	—	$12.534	3/17/2009
	13,281	—	$14.234	3/17/2009
	37,500	—	$16.424	3/17/2009
	17,500	—	$19.204	3/17/2009

(1)	The right to exercise the vested portion of each PDL stock option held by certain of our named executive officers lapsed three months after the termination of employment.
(2)	The 43,500 shares subject to option granted to Mr. McLaughlin were granted with respect to Mr. McLaughlin’s service as an Outside Director.
(3)	Mr. Hasnain did not hold any vested PDL stock options immediately prior to the Spin-off and, as a result, all of his PDL stock options terminated upon the Spin-off.

Potential Payments Upon Termination or Change in Control

Current Operations

If the employment of our current named executive officers were terminated by the Company without cause or by the executive for good reason, as defined in the applicable offer letter, on December 31, 2008, and other than in connection with a merger or sale of PDL, a sale of all or substantially all of PDL’s assets, or any securitization or other monetization of all or substantially all of PDL’s assets, each executive officer would have been entitled to lump sum cash payments from PDL as follows:

•	Mr. McLaughlin—$750,000

•	Ms. Larson—$245,000

Discontinued Operations

Several of our named executive officers for 2008 incurred a “triggering event” under the applicable SEC disclosure rules with respect to potential payments upon a termination or change in control. Under the relevant PDL compensation and benefit plans, programs and arrangements, no payments were made to, and PDL is no longer under any obligation to make any payments to, these named executive officers. These named executive officers are Faheem Hasnain, Andrew Guggenhime and Mark McCamish.

Two named executive officers in 2008, Dr. L. Patrick Gage and Dr. Richard Murray, incurred a “triggering event” under the applicable SEC disclosure rules that entitled them to termination benefits under the applicable PDL compensation programs. These termination benefits are summarized in the section of our Compensation Discussion & Analysis entitled “Discontinued Operations—Change in Control, Retention and Severance Benefits.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise specified, the following table sets forth certain information regarding beneficial ownership of our common stock as of April 1, 2009 with respect to our officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

•	each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

•	each member of or nominee to our Board;

•	each of our named executive officers; and

•	all members of our Board and our executive officers as a group.

Unless otherwise specified, the address of each named individual in the table below is the address of the Company.

Name of Beneficial Owner or Identity of Group(1)	Shares Beneficially Owned	Percent of Outstanding
Iridian Asset Management LLC(2) 276 Post Road West Westport, CT 06880	16,094,910	13.5%

The Baupost Group, L.L.C.(3) 10 St. James Avenue, Suite 1700 Boston, MA 02116	14,363,749	12.0%

Highbridge Capital Management, LLC(4) 9 West 57th Street, 27th floor New York, NY 10019	9,555,862	7.5%

Barclays Global Investors, NA(5) 400 Howard Street San Francisco, CA 94105	6,720,745	5.6%

AXA Assurances I.A.R.D. Mutuelle(6) 26, rue Drouot 75009 Paris, France	6,326,456	5.3%

John P. McLaughlin(7)	65,998	*

Joseph Klein, III(8)	72,010	*

Paul W. Sandman(9)	27,499	*

Frederick Frank(10)	0	*

Jody Lindell(11)	0	*

Christine Larson(12)	28,749	*

Christopher Stone(13)	25,846	*

L. Patrick Gage(14)	144,471	*

Faheem Hasnain(15)	0	*

Andrew L. Guggenhime(16)	9,505	*

Mark McCamish(17)	9,299	*

Richard Murray(18)	234,684	*

All named executive officers and directors as a group (12 persons)(19)	618,061	*

*	less than 1%
(1)

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. All information included in this table (including related footnotes) with respect to those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock is based on our review of Schedule 13D or 13G or amendments thereof filed with SEC.

(2)

All information included in this table and this footnote regarding the beneficial ownership of Iridian Asset Management LLC. (“Iridian”), The Governor and Company of the Bank of Ireland (“Ireland”), BIAM Holdings (“BIAM”), BancIreland (US) Holdings, Inc. (“BancIreland”) and BIAM (US) Inc. (“BIAM US”) is based on our review of Amendment No. 1 to Schedule 13G filed with the SEC by Iridian, Ireland, BIAM, BancIreland and BIAM US on February 4, 2009 regarding the beneficial ownership of our common stock of Iridian, Ireland, BIAM, BancIreland, and BIAM US (the “Iridian 13G/A”). According to the Iridian 13G/A, Iridian, Ireland, BIAM, BancIreland and BIAM US each beneficially own 16,094,910 shares, or 13.5%, of our common stock. The Iridian 13G/A also states that each of the reporting persons on the Iridian 13G/A may be deemed to be a member of a group for the purpose of Section 13(d) or 13(g) of the Exchange Act. The table below reflects the number of shares of our common stock to which Iridian, Ireland, BIAM, BancIreland and BIAM US have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Iridian 13G/A.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
Iridian	0	16,094,910	0	16,094,910
Ireland	0	16,094,910	0	16,094,910
BIAM	0	16,094,910	0	16,094,910
BancIreland	0	16,094,910	0	16,094,910
BIAM US	0	16,094,910	0	16,094,910

(3)

All information included in this table and this footnote regarding the beneficial ownership of The Baupost Group, L.L.C. (“Baupost”), SAK Corporation (“SAK”) and Seth A. Klarman (“Klarman”) is based on our review of Amendment No. 1 to Schedule 13G filed with the SEC by Baupost, SAK and Klarman on February 12, 2009 regarding the beneficial ownership of our common stock of Baupost, SAK and Klarman (the “Baupost 13G/A”). According to the Baupost 13G/A, Baupost, SAK and Klarman each beneficially own 14,363,749 shares, or 12.0%, of our common stock. The Baupost 13G/A also states that each of the reporting persons on the Baupost 13G/A may be deemed to be a member of a group for the purpose of Section 13(d) or 13(g) of the Exchange Act. The table below reflects the number of shares of our common stock to which Baupost, SAK and Klarman have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Baupost 13G/A.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
Baupost	0	14,363,749	0	14,363,749
SAK	0	14,363,749	0	14,363,749
Klarman	0	14,363,749	0	14,363,749

(4)

All information included in this table and this footnote regarding the beneficial ownership reported by Highbridge Capital Management, LLC (“Highbridge Capital”) is based on our review of the Amendment No. 1 to Schedule 13G filed by Highbridge Capital on February 13, 2009 (the “Highbridge 13G/A”), except that relevant numbers of shares and percentages are based on the conversion rate of the Notes (as defined below) currently in effect. According to the Highbridge 13G/A, (i) Highbridge International LLC (“Highbridge”) beneficially owns $32,200,000 aggregate principal amount of 2.00% Convertible Senior Notes due February 15, 2012 (the “2012 Notes”), convertible into 2,871,113 shares of Common Stock (not counting any accrued and unpaid interest on the 2012 Notes) and $41,380,000 aggregate principal amount of

2.75% Convertible Subordinated Notes due August 16, 2023 (the “2023 Notes” and together with the 2012 Notes, the “Notes”), convertible into 5,119,327 shares of Common Stock (not counting any accrued and unpaid interest on the 2023 Notes), (ii) STAR, L.P. (a statistical arbitrage strategy) (“STAR”) beneficially owns 62,257 shares of Common Stock, (iii) Highbridge Statistical Market Neutral Fund (“Highbridge Neutral”) beneficially owns 665,435 shares of Common Stock, (iv) Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. (“Highbridge Equity”) beneficially owns 4,804 shares of Common Stock, (v) SGAM AI Equity Fund (“SGAM”) beneficially owns 139,846 shares of Common Stock, (vi) Highbridge Statistical Opportunities Master Fund, L.P. (“Highbridge Opportunities”) beneficially owns 74,505 shares of Common Stock, (vii) Highbridge Convertible Opportunities Master Fund, L.P. (“Highbridge Convertible”) beneficially owns $5,000,000 aggregate principal amount of the 2023 Notes, convertible into 618,575 shares of Common Stock (not counting any accrued and unpaid interest on the 2023 Notes), and (viii) each of Highbridge Capital Management, LLC (“Highbridge Capital”), Glenn Dubin (“Dubin”) and Henry Swieca (“Swieca”) may be deemed the beneficial owner of the shares owned by Highbridge, STAR, Highbridge Neutral, Highbridge Equity, SGAM, Highbridge Opportunities and Highbridge Convertible. Highbridge Capital is the sub-advisor to Highbridge Neutral and SGAM and is the trading manager of Highbridge, Highbridge Convertible, Highbridge Equity, STAR, Highbridge Opportunities and Highbridge Convertible. Dubin and Swieca are the Chief Executive Officer and Chief Investment Officer of Highbridge Capital Management, LLC, respectively.

(i) Highbridge may be deemed to beneficially own 6.27% of the outstanding shares of Common Stock of the Company, (ii) STAR may be deemed to beneficially own 0.05% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Neutral may be deemed to beneficially own 0.56% of the outstanding shares of Common Stock of the Company, (iv) Highbridge Equity may be deemed to beneficially own 0.00% of the outstanding shares of Common Stock of the Company, (v) SGAM may be deemed to beneficially own 0.12% of the outstanding shares of Common Stock of the Company, (vi) Highbridge Opportunities may be deemed to beneficially own 0.06% of the outstanding shares of Common Stock of the Company, (vii) Highbridge Convertible may be deemed to beneficially own 0.51% of the outstanding shares of Common Stock of the Company and (viii) each of Highbridge Capital, Dubin and Swieca may be deemed to beneficially own 7.5% of the outstanding shares of Common Stock of the Company. The Highbridge 13G/A also states that each of the reporting persons on the Highbridge 13G/A may be deemed to be a member of a group for the purpose of Section 13(d) or 13(g) of the Exchange Act. The table below reflects the number of shares of our common stock to which Highbridge, STAR, Highbridge Neutral, Highbridge Equity, SGAM, Highbridge Opportunities, Highbridge Convertible, Highbridge Capital, Dubin and Swieca have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Highbridge 13G/A.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
Highbridge	0	7,990,440	0	7,990,440
STAR	0	62,257	0	62,257
Highbridge Neutral	0	665,435	0	665,435
Highbridge Equity	0	4,804	0	4,804
SGAM	0	139,846	0	139,846
Highbridge Opportunities	0	74,505	0	74,505
Highbridge Convertible	0	618,575	0	618,575
Highbridge Capital	0	9,555,862	0	9,555,862
Dubin	0	9,555,862	0	9,555,862
Swieca	0	9,555,862	0	9,555,862

(5)

All information included in this table and this footnote regarding the beneficial ownership of Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Fund”), Barclays Global Investors Japan Limited (“Barclays Japan”) and Barclays Global Investors Australia Limited (Barclays Australia”) is based on our review of Schedule 13G filed with the SEC by Barclays Investors,

Barclays Fund, Barclays Japan and Barclays Australia on February 5, 2009 regarding the beneficial ownership of our common stock of Barclays Investors, Barclays Fund, Barclays Japan and Barclays Australia (the “Barclays 13G”). According to the Barclays 13G, Barclays Investors owns 2,991,911 shares, or 2.50%, of our common stock; Barclays Fund owns 3,708,022 shares, or 3.10% of our common stock; Barclays Japan owns 14,977 shares, or 0.01%, of our common stock; Barclays Australia owns 5,835 shares, or 0.00%, of our common stock. The Barclays 13G also states that each of the reporting persons on the Barclays 13G may be deemed to be a member of a group for the purpose of Section 13(d) or 13(g) of the Exchange Act. The tables below reflect the number of shares of our common stock to which Barclays Investors, Barclays Fund, Barclays Japan and Barclays Australia have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Barclays 13G.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
Barclays Investors	2,615,788	0	2,991,911	0
Barclays Fund	3,708,022	0	3,708,022	0
Barclays Japan	14,977	0	14,977	0
Barclays Australia	5,835	0	5,835	0

(6)

This information is based on our review of Schedule 13G filed with the SEC on February 13, 2009 (the “AXA 13G”) by AXA Financial, Inc. (“AXA Financial”); AXA (“AXA”); and AXA Assurances I.A.R.D. Mutuelle (“AXA IARD”) and AXA Assurances Vie Mutuelle (“AXA Vie”) (collectively, the “Mutuelles AXA”). According to the AXA 13G, AXA IARD, AXA Vie and AXA each beneficially own 6,326,456 shares, or 5.3%, of our common stock; AXA Financial beneficially owns 210,450 shares, or 0.2%, of our common stock. The AXA 13G states that the shares are beneficially owned through affiliated entities, including AXA Konzern AG (“AXA Konzern”), AXA Rosenberg Investment Management LLC (“AXA Rosenberg”), AXA Framlington (“AXA Framlington”), AllianceBernstein L.P. (“Alliance”) and AXA Equitable Life Insurance (“AXA Life”). Alliance and AXA Life are subsidiaries of AXA Financial and operate under independent management and make independent voting and investment decisions. AXA serves as a parent holding company with respect to the holdings of AXA Konzern, AXA Rosenberg and AXA Framlington. The AXA 13G also states that each of the reporting persons on the AXA 13G may be deemed to be a member of a group for the purpose of Section 13(d) or 13(g) of the Exchange Act. The tables below reflect the number of shares of our common stock to which AXA IARD, AXA Vie, AXA and AXA Financial and their affiliated entities have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the AXA 13G.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
The Mutuelles AXA, AXA	0	0	0	0
AXA Entity or Entities:
AXA Konzern	3,795	0	3,795	0
AXA Rosenberg	3,285,136	0	5,932,876	0
AXA Framlington	179,335	0	179,335	0
AXA Financial	0	0	0	0
Subsidiaries of AXA Financial:
Alliance	197,800	0	206,650	0
AXA Life	3,800	0	3,800	0

(7)

Includes 18,082 shares issuable upon the exercise of options that are currently exercisable or will become exercisable by May 31, 2009, the date 60 days after April 1, 2009. Includes 47,916 shares that will vest and become payable upon the earlier to occur of (a) the second anniversary of the Spin-off date or (b) either (i) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or (ii) any securitization or other monetization of all or substantially all of PDL’s assets.

(8)	Includes 61,999 shares issuable upon the exercise of options that are currently exercisable or will become exercisable by May 31, 2009, the date 60 days after April 1, 2009.
(9)

Includes 17,499 shares issuable upon the exercise of options that are currently exercisable or will become exercisable by May 31, 2009, the date 60 days after April 1, 2009. Includes 10,000 shares purchased in the open market on April 8, 2009.

(10)	Mr. Frank currently does not beneficially own shares of PDL common stock.
(11)	Ms. Lindell currently does not beneficially own shares of PDL common stock.
(12)

Includes 28,749 shares that will vest and become payable upon the earlier to occur of (a) the second anniversary of the Spin-off date or (b) either (i) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or (ii) any securitization or other monetization of all or substantially all of PDL’s assets.

(13)

Includes 25,846 shares that will vest and become payable upon the earlier to occur of (a) December 19, 2010 or (b) either (i) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or (ii) any securitization or other monetization of all or substantially all of PDL’s assets.

(14)

Includes 124,916 shares issuable upon the exercise of options that are currently exercisable or will become exercisable by May 31, 2009, the date 60 days after April 1, 2009. Mr. Gage served as Interim Chief Executive Officer of PDL until the Board eliminated the position on May 28, 2008.

(15)

Mr. Hasnain currently does not own shares of PDL common stock. Mr. Hasnain served as Chief Executive Officer of PDL until he was removed from his position on December 18, 2008 in connection with the Spin-off.

(16)

Mr. Guggenhime currently owns 9,505 shares of PDL common stock. Mr. Guggenhime served as Chief Financial Officer of PDL until he was removed from his position on December 18, 2008 in connection with the Spin-off.

(17)

Mr. McCamish currently owns 9,299 shares of PDL common stock. Mr. McCamish served as Chief Medical Officer of PDL until he was removed from his position on December 18, 2008 in connection with the Spin-off.

(18)

Mr. Murray currently owns 56,090 shares of PDL common stock. Shares beneficially owned includes 178,594 shares issuable upon the exercise of options that are currently exercisable or will become exercisable by May 31, 2009, the date 60 days after April 1, 2009. Mr. Murray served as Chief Scientific Officer of PDL until he resigned from his position effective September 5, 2008.

(19)

Consists of all shares beneficially owned by all directors and executive officers as a group. Includes 401,090 shares issuable upon the exercise of options that are currently exercisable or will become exercisable by May 31, 2009, the date 60 days after April 1, 2009. Includes 10,000 shares Mr. Sandman purchased in the open market on April 8, 2009.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions to which we are or may be a party to in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. Our Audit Committee would approve a related person transaction if it determined that the transaction is in our best interests.

Our directors are required to disclose in an executive session of our Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We also poll our directors on a quarterly basis with respect to related party transactions and their service as an officer or director of other entities.

Any director involved in a related party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and, if not approved in advance, must be submitted for ratification as promptly as practical.

Related Party Transactions

In January 2008, we entered into a research agreement with Entelos, Inc. (“Entelos”) in the ordinary course of business to perform services during a 10-week period for aggregate fees of $450,000. Mr. Saxe, one of the members of our Board at that time, was also the Chairman of the Board of Entelos. The Company employees involved in the negotiation of the research agreement with Entelos did not know that our Audit Committee had not reviewed or approved the research agreement with Entelos and, because of the size and relative ordinary course nature of the agreement with Entelos, we did not otherwise obtain Board approval of our entrance into the agreement. To our knowledge, Mr. Saxe was not aware that we and Entelos had negotiated and entered into the research agreement until after the research agreement was executed. To our knowledge, Mr. Saxe does not have any direct or indirect material interest in the research agreement we entered into with Entelos, other than our payment of compensation to Mr. Saxe with respect to his service as a member of our Board and any compensation Mr. Saxe may receive from Entelos with respect to his service as a member of its board of directors.

Except as disclosed above, there was not any transaction in 2008 and there is not any currently proposed transaction to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our non-employee directors for their service as members of our Board, which compensation is disclosed in this proxy statement.

OTHER MATTERS

Equity Compensation Plan Information

As of December 31, 2008, we maintained five equity compensation plans that provide for the issuance of common stock-based awards to officers and other employees, directors and consultants. These consist of the 1993 Employee Stock Purchase Plan, 1991 Stock Option Plan, 1999 Stock Option Plan, 2002 Outside Directors Stock Option Plan and 2005 Equity Incentive Plan, which have all been approved by our stockholders, and the 1999 Nonstatutory Stock Option Plan, which has not been approved by our stockholders. On February 26, 2009, our Board terminated the 2002 Outside Directors Stock Option Plan prospectively, and as a result, no future awards will be made under the plan. The following table sets forth information regarding all of our existing equity compensation plans under which we were authorized to issue shares of our common stock as of December 31, 2008.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) as of December 31, 2008 (c)
Equity compensation plans approved by stockholders	3,717,795	$17.56	8,289,189	(1)
Equity compensation plans not approved by stockholders(2)	2,058,197	$18.91	4,028,196

Total	5,775,992	$18.04	12,317,385

(1)	Includes 415,455 shares of common stock available for future issuance under our 1993 Employee Stock Purchase Plan.
(2)

Consists of options that are outstanding, and shares available for future issuance under, the 1999 Nonstatutory Stock Option Plan. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for a description of our 1999 Nonstatutory Stock Option Plan.

Stockholder Proposals

If a stockholder wishes to have a proposal considered for inclusion in our proxy statement for the 2010 Annual Meeting of Stockholders, including for a recommendation of candidates for election to our Board, the stockholder must submit the proposal to us in writing by December 25, 2009, which is the date that is 120 calendar days before the month and day we began releasing this proxy statement to our stockholders. Proposals should be addressed to:

Corporate Secretary

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, NV 89451

Stockholders submitting a proposal must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online in the “Investors” section of our corporate internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

We did not receive from any of our stockholders a request to include any proposal in this proxy statement.

Compliance with Section 16(a)

Our directors and executive officers are required by Section 16(a) of the Securities Exchange Act of 1934 to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 Reports we have received and written representations from our directors and executive officers, we believe that our officers and executive officers complied with all filing requirements under Section 16(a) during 2008.

Transaction of Other Business

At the date of this proxy statement, the only business which our Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Christopher Stone

Christopher Stone

Vice President, General Counsel and Secretary

April 24, 2009

EXHIBIT A

PDL BIOPHARMA, INC.

2005 EQUITY INCENTIVE PLAN

A-i

A-ii

A-iii

PDL BIOPHARMA, INC.

2005 EQUITY INCENTIVE PLAN

1.     Establishment, Purpose and Term of Plan.

1.1    Establishment. The PDL BioPharma, Inc. 2005 Equity Incentive Plan (the “Plan”) is hereby established effective as of June 8, 2005, the date of its approval by the stockholders of the Company (the “Effective Date”).

1.2    Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3    Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2.    Definitions and Construction.

2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b)    “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c)    “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f)    “Cause” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(g)    “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company possessing thirty-five percent (35%) or more of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) an acquisition by any such person who prior to such acquisition is the beneficial owner of thirty-five percent (35%) or more of such voting power, (2) any acquisition directly from the Company, including, without limitation, a public offering of securities, (3) any acquisition by the Company, (4) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (5) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)    an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 2.1(bb)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)    a liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(h)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

(i)    “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(j)    “Company” means PDL BioPharma, Inc., a Delaware corporation, or any successor corporation thereto.

(k)    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

(l)    “Covered Employee” means any Employee who is or may reasonably be expected to become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than (i) the date ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(m)    “Director” means a member of the Board.

(n)    “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o)    “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p)    “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)    “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)    Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the NASDAQ Stock Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)    Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or market system and consistently applied, or on any other basis consistent with the requirements of Section 409A. The Committee may also determine the Fair Market Value upon the average selling price of the Stock during a specified period that is within thirty (30) days before or thirty (30) days after such date, provided that, with respect to the grant of an Option or SAR, the commitment to grant such Award based on such valuation method must be irrevocable before the beginning of the specified period and such valuation method must be used consistently for grants of Options and SARs under the same and substantially similar programs. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(iii)    If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(s)    “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined as of the date of grant) of the shares subject to such Award or (iv) an Other Stock-Based award based on appreciation in the Fair Market Value of the Stock.

(t)    “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u)    “Insider” means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(v)    “Net-Exercise” means a procedure by which the Participant will be issued a number of shares of Stock upon the exercise of an Option determined in accordance with the following formula:

N =	X(A-B)/A, where
“N” = the number of shares of Stock to be issued to the Participant upon exercise of the Option;
“X” = the total number of shares with respect to which the Participant has elected to exercise the Option;
“A” = the Fair Market Value of one (1) share of Stock determined on the exercise date; and
“B” = the exercise price per share (as defined in the Participant’s Award Agreement)

(w)    “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(x)    “Officer” means any person designated by the Board as an officer of the Company.

(y)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6.

(z)    “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(aa)    “Outside Director” means a Director who is neither an Employee nor a Consultant,

(bb)    “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(cc)    “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(dd)    “Participant” means any eligible person who has been granted one or more Awards.

(ee)    “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(ff)    “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(gg)    “Performance Award” means an Award of Performance Shares or Performance Units.

(hh)    “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ii)    “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

(jj)    “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(kk)    “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(ll)    “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(mm)    “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(nn)    “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(oo)    “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(pp)    “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(qq)    “Restricted Stock Unit” or “Stock Unit” means a right granted to a Participant pursuant to Section 9, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 9, as applicable, and the Participant’s Award Agreement.

(rr)    “Restriction Period” means the period established in accordance with Section 8.5 during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(ss)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt)    “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(uu)    “Section 162(m)” means Section 162(m) of the Code.

(vv)    “Section 409A” means Section 409A of the Code.

(ww)    “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A.

(xx)    “Securities Act” means the Securities Act of 1933, as amended.

(yy)    “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(zz)    “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.3.

(aaa)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(bbb)    “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ccc)    “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ddd)    “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s purchase price for such shares upon the Participant’s termination of Service.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.    Administration.

3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award. In addition, any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan, including, without limitation, pursuant to Section 3.5 below, or Award Agreement or other agreement thereunder shall be final, binding and conclusive upon all persons having an interest therein.

3.2    Authority of Officers. The Chief Executive Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein.

3.3    Administration with Respect to Insider. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4    Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

3.5    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b)    to determine the type of Award granted;

(c)    to determine the Fair Market Value of shares of Stock or other property;

(d)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)    to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f)    to approve one or more forms of Award Agreement;

(g)    to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h)    to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i)    without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.3) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(k)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6    Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefor of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code.

3.7    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the

Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.    Shares Subject to Plan.

4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to five million two hundred thousand (5,200,000) shares, and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2    Share Accounting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s original purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall not again be available for issuance under the Plan. In addition, Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 15.3 shall not again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award, other than an Option or SAR, that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

4.3    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.3 and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee, in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and

Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

The Committee may, without affecting the number of Shares reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Sections 409A and 422 and any related guidance issued by the U.S. Treasury Department, where applicable.

5.    Eligibility, Participation and Award Limitations.

5.1    Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Outside Directors.

5.2    Participation in Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3    Award Limitations.

(a)    Incentive Stock Option Limitations.

(i)    Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed five million two hundred thousand (5,200,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and Section 4.3.

(ii)    Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service as an Employee of an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(iii)    Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than one hundred thousand dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

(b)    Aggregate Limit on Full Value Awards. In no event shall more than fifty percent (50%) of the maximum aggregate number of shares of Stock that may be issued under the Plan, determined in accordance with Sections 4.1, 4.2 and 4.3, be issued pursuant to Full Value Awards.

(c)    Aggregate Limit on Full Value Awards Without Minimum Vesting. Notwithstanding any provision of the Plan to the contrary, no more than ten percent (10%) of the maximum aggregate number of shares of Stock that may be issued under the Plan, determined in accordance with Sections 4.1, 4.2 and 4.3, shall be issued pursuant to Full Value Awards having Vesting Conditions which (i) if based upon a Service requirement, provide for vesting more rapid than annual pro rata vesting over a period of three (3) years or (ii) if based upon the attainment of one or more Performance Goals, provide for a Performance Period of less than twelve (12) months; provided, however, that such limitations shall not preclude the acceleration of vesting of any such Award upon the death, disability, retirement or involuntary termination of Service of the Participant or upon or following a Change in Control, as determined by the Committee in its discretion.

(d)    Maximum Annual Aggregate Award Limits. Subject to adjustment as provided in Section 4.3, no Participant shall be granted within any fiscal year of the Company, other than the fiscal year in which such Participant’s Service with the Company commences, one or more Awards that may be settled in Stock which in the aggregate are for more than a number of shares equal to nine percent (9%) of the maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1.

(e)    Section 162(m) Award Limits. The following limits shall apply to the grant of any Award intended to qualify for treatment as Performance-Based Compensation:

(i)    Options and SARs. Subject to adjustment as provided in Section 4.3, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than one million six hundred thousand (1,600,000) shares.

(ii)    Restricted Stock Awards and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.3, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards for more than seven hundred and fifty thousand (750,000) shares.

(iii)    Performance Awards. Subject to adjustment as provided in Section 4.3, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than one hundred thousand (100,000) shares for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than two million dollars ($2,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award.

(iv)    Cash-Based Awards and Other Stock-Based Awards. Subject to adjustment as provided in Section 4.3, no Employee shall be granted (1) Cash-Based Awards in any fiscal year of the Company which could result in such Employee receiving more than two million dollars ($2,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Other Stock-Based Awards in any fiscal year of the Company which could result in such Employee receiving more than one hundred thousand (100,000) shares for each full fiscal year of the Company contained in the Performance Period for such Award.

6.    Stock Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1    Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2    Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of seven (7) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate seven (7) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3    Payment of Exercise Price.

(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash or by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)    Limitations on Forms of Consideration.

(i)    Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (or such other period, if any, as the Committee may permit) and not used for another Option exercise by attestation during such period, or were not acquired, directly or indirectly, from the Company.

(ii)    Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4    Effect of Termination of Service.

(a)    Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i)    Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)    Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(iii)    Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)    Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until thirty (30) days after the date such exercise would no longer be prevented by such provisions, but in any event no later than the Option Expiration Date.

6.5    Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

7.    Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1    Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2    Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3    Exercisability and Term of SARs.

(a)    Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b)    Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of seven (7) years after the effective date of grant of such SAR.

7.4    Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.7) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum as soon as practicable following the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee in compliance with Section 409A. Unless otherwise provided in the Award Agreement evidencing a Freestanding SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. The Award Agreement evidencing any Freestanding SAR may provide for deferred payment in a lump sum or in installments in compliance with Section 409A. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of this Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.7.

7.5    Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.6    Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7    Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participants guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participants beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to FormS8 under the Securities Act.

8.    Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1    Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right; provided that Outside Directors shall be eligible for Restricted Stock Awards only in the form of Restricted Stock Bonus. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2    Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3    Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4    Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash or by check or cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof. The Committee may at any time or from time to time grant Restricted Stock Purchase Rights which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration.

8.5    Vesting and Restrictions on Transfer. Subject to Section 5.4(c), Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the Company’s Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6    Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made. Notwithstanding the foregoing, and except as may be provided in the applicable Award Agreement, any cash dividends and distributions paid with respect to the shares subject to the Restricted Stock Award of an Outside Director shall be accumulated and paid to the Outside Director on the earlier of (i) the satisfaction of the Vesting Conditions for the shares subject to the Restricted Stock Award and (ii) March 15th following the year in which the dividend or distribution was paid to stockholders generally.

8.7    Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8    Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the

Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.    Restricted Stock Unit Awards.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1    Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2    Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3    Vesting. Subject to Section 5.4(c), Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the later of (i) the last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4    Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to the particular shares subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5    Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6    Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. If permitted by the Committee, subject to the provisions of Section 17 with respect to Section 409A, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7    Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.    Performance Awards.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1    Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2    Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a

Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3    Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4    Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

  (a)    Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

  (i) revenue;

  (ii) sales;

  (iii) expenses;

  (iv) operating income;

  (v) gross margin;

  (vi) operating margin;

  (vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

  (viii) pre-tax profit;

  (ix) net operating income;

  (x) net income;

  (xi) economic value added;

  (xii) free cash flow;

  (xiii) operating cash flow;

  (xiv) stock price;

  (xv) earnings per share;

  (xvi) return on stockholder equity;

  (xvii) return on capital;

  (xviii) return on assets;

  (xix) return on investment;

  (xx) employee satisfaction;

  (xxi) employee retention;

  (xxii) balance of cash, cash equivalents and marketable securities;

  (xxiii) market share;

  (xxiv) product regulatory approvals;

  (xxv) projects in development;

  (xxvi) regulatory filings;

  (xxvii) research and development expenses; and

  (xxviii) completion of a joint venture or other corporate transaction.

  (b)    Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5    Settlement of Performance Awards.

  (a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

  (b)    Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award that is intended to result in Performance-Based Compensation.

  (c)    Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on a leave of absence.

  (d)    Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

  (e)    Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 17.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalents or interest.

  (f)    Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the value of a share of Stock determined by the method specified in the Award Agreement. Such methods may include, without limitation, the closing market price on a specified date (such as the settlement date) or an average of market prices over a series of trading days. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award

Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to the particular shares subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7    Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

  (a)    Death or Disability. If the Participants Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participants Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of days of the Participants Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

  (b)    Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety.

10.8    Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.    Cash-Based Awards and Other Stock-Based Awards.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Cash-Based Awards and Other Stock-Based Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1    Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2    Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. Subject to Section 5.4(c), the Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.

11.4    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with requirements of Section 409A.

11.5    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to the particular shares subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalents, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent rights shall not be granted with respect to Cash-Based Awards.

11.6    Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination.

11.7    Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participants beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws applicable to such shares of Stock.

12.    Standard Forms of Award Agreement.

12.1    Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means or transmission. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

12.2    Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13.    Change in Control.

13.1    Effect of Change in Control on Awards. Subject to the requirements and limitations of Section 409A if applicable, the Committee may provide for any one or more of the following:

  (a)    Accelerated Vesting. The Committee may, in its discretion, provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine.

  (b)    Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee, in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

  (c)    Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

13.2    Federal Excise Tax Under Section 4999 of the Code.

  (a)    Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect, in his or her sole discretion and in compliance with the requirements of Section 409A, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

  (b)    Determination by Independent Accountants. To aid the Participant in making any election called for under Section 13.2(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.2(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section.

14.    Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.    Tax Withholding.

15.1    Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2    Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16.    Amendment or Termination of Plan.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.3), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or market system upon which the Stock may then be listed. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

17.    Compliance with Section 409A.

17.1    Awards Subject to Section 409A. The provisions of this Section 17 shall apply to any Award or portion thereof that is or becomes subject to Section 409A, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award. Awards subject to Section 409A include, without limitation:

  (a)    Any Nonstatutory Stock Option or SAR that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award.

  (b)    Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award if either (i) the Award provides by its terms for settlement of all or any portion of the Award on one or more dates following the Short-Term Deferral Period (as defined below) or (ii) the Committee permits or requires the Participant to elect one or more dates on which the Award will be settled.

Subject to any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, the term “Short-Term Deferral Period” means the period ending on the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the fifteenth

(15th) day of the third (3rd) month following the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance.

17.2    Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A or any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, the following rules shall apply to any deferral and/or distribution elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award subject to Section 409A:

  (a)    All Elections must be in writing and specify the amount of the distribution in settlement of an Award being deferred, as well as the time and form of distribution as permitted by this Plan.

  (b)    All Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Section 409A and is based on services performed over a period of at least twelve (12) months, then the Election may be made no later than six (6) months prior to the end of such period.

  (c)    Elections shall continue in effect until a written election to revoke or change such Election is received by the Company, except that a written election to revoke or change such Election must be made prior to the last day for making an Election determined in accordance with paragraph (b) above or as permitted by Section 17.3.

17.3    Subsequent Elections. Except as otherwise permitted or required by Section 409A or any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, any Award subject to Section 409A which permits a subsequent Election to delay the distribution or change the form of distribution in settlement of such Award shall comply with the following requirements:

  (a)    No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

  (b)    Each subsequent Election related to a distribution in settlement of an Award not described in this Section 17.3(b), 17.4(b), or 17.4(f) must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

  (c)    No subsequent Election related to a distribution pursuant to Section 17.4(d) shall be made less than twelve (12) months prior to the date of the first scheduled payment under such distribution.

17.4    Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Section 409A or any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, no distribution in settlement of an Award subject to Section 409A may commence earlier than:

  (a)    Separation from service (as determined by the Secretary of the United States Treasury);

  (b)    The date the Participant becomes Disabled (as defined below);

  (c)    Death;

  (d)    A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 17.2 and/or 17.3, as applicable;

  (e)    To the extent provided by the Secretary of the U.S. Treasury, a change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company; or

  (f)    The occurrence of an “Unforeseeable Emergency” (as defined by applicable U.S. Treasury Regulations promulgated pursuant to Section 409A).

Notwithstanding anything else herein to the contrary, to the extent that a Participant is a “Specified Employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) of the Company, no distribution pursuant to Section 17.4(a) in settlement of an Award subject to Section 409A may be made before the date (the “Delayed Payment Date”) which is six (6) months after such Participant’s date of separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

17.5    Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award subject to Section 409A for distribution in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred.

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the distribution in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

17.6    Disabled. The Committee shall have the authority to provide in any Award subject to Section 409A for distribution in settlement of such Award in the event that the Participant becomes Disabled. A Participant shall be considered “Disabled” if either:

  (a)    the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

  (b)    the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

All distributions payable by reason of a Participant becoming Disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election, commencing as soon as practicable following the date the Participant becomes Disabled. If the Participant has made no Election with respect to distributions upon becoming Disabled, all such distributions shall be paid in a lump sum as soon as practicable following the date the Participant becomes Disabled.

17.7    Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election as soon as administratively possible following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions upon death, all such distributions shall be paid in a lump sum as soon as practicable following the date of the Participant’s death.

17.8    No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under an Award subject to Section 409A, except as provided by Section 409A and/or the Secretary of the U.S. Treasury.

18.    Miscellaneous Provisions.

18.1    Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2    Forfeiture Events.

  (a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

  (b)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

18.3    Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4    Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5    Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3 or another provision of the Plan.

18.6    Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8    Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

18.9    Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10    Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13    Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

VOTE BY INTERNET - www.proxyvote.com

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PDL BIOPHARMA, INC.

932 Southwood Boulevard

Incline Village, NV 89451

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For All

Withhold All

For All Except

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 Jody S. Lindell 02 John P. McLaughlin

The Board of Directors recommends you vote FOR the following proposal(s):

For Against Abstain

2 To approve the amendments to the 2005 Equity Incentive Plan.

3 To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com.

PDL BIOPHARMA, INC.

Proxy for Annual Meeting of Stockholders, June 4, 2009 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John P. McLaughlin and Christine Larson, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the 2009 annual meeting of stockholders of the Company to be held on Thursday, June 4, 2009 at 9 a.m. (PDT), and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2008, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

Continued and to be signed on reverse side